As filed with the Securities and Exchange Commission on May 21, 2013

Registration No. 333-186108

United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RECOVERY ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	1311	74-3231613
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

A. Bradley Gabbard
President and Chief Financial Officer
Recovery Energy, Inc.
1900 Grant Street, Suite #720
Denver, CO   80203
1-888-887-4449
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices and agent for service)

Copies to:
Ronald R. Levine, II, Esq.
Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, CO 80202

Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer. ☐	Accelerated Filer. ☐
Non-accelerated filer. ☐	Smaller reporting company. ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock (1)	12,682,055	$1.70	$21,559,494	$2,941

(1)
Represents (a) 11,610,055 shares of common stock that may be offered for sale from time to time by the selling stockholders named herein, (b) 1,072,000  shares of common stock that may be offered by us to holders of our 8% Senior Secured Debentures due May 16, 2014 (the “Debentures”) as interest payments in connection with the Debentures (at a conversion price equal to the fair market value of such shares on the date of the interest payment), and (c) pursuant to Rule 416 under the Securities Act, an indeterminate number of shares of common stock that are issuable upon stock splits, stock dividends, recapitalizations or other similar transactions affecting such shares.

(2)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), based upon the high and low prices of the common stock of Recovery Energy, Inc. (the “Registrant”) as quoted on the Nasdaq Global Market on May 15, 2013.

Recovery Energy, Inc. hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we and the selling stockholder are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated May 21, 2013

12,682,055 shares of Common Stock

RECOVERY ENERGY, INC.

This prospectus relates to (a) 11,610,055 shares of common stock that may be offered for sale from time to time by the selling stockholders named herein under the heading “Selling Stockholders,” including (i) 4,783,313 shares issuable upon exercise of outstanding warrants, (ii) 3,152,947 shares issuable upon conversion of our 8% Senior Secured Debentures due May 16, 2014 (the “Debentures”), (iii) 1,963,334 shares acquired by the selling stockholders in private placement transactions, and (iv) 1,710,461 shares issued by us to certain of our current and former officers, directors and employees; and (b) 1,072,000 shares of common stock that may be offered by us to holders of the Debentures as interest payments in connection with the Debentures (at a conversion price equal to the fair market value of such shares on the date of the interest payment).  We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

We will not receive any proceeds from the sale of shares to be offered by the selling stockholders, nor from the issuance of shares as interest payments in connection with the Debentures.

The shares of common stock being offered by the selling stockholders pursuant to this prospectus are “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”), before their sale under this prospectus. This prospectus has been prepared for the purpose of registering these shares of common stock under the Securities Act to allow for a sale by the selling stockholders to the public without restriction. Each of the selling stockholders and the participating brokers or dealers may be deemed to be an “underwriter” within the meaning of the Securities Act, in which event any profit on the sale of shares by such selling stockholder, and any commissions or discounts received by the brokers or dealers, may be deemed to be underwriting compensation under the Securities Act.

Our common stock is quoted on the Nasdaq Global Market under the symbol “RECV”.   On May 15, 2013, the last reported sale price of our common stock was $1.70 per share.

Investing in our common stock involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________, 2013.

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS	1

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS	2

SUMMARY	3

RISK FACTORS	6

USE OF PROCEEDS	19

SELLING STOCKHOLDERS	19

PLAN OF DISTRIBUTION	22

LEGAL MATTERS	23

WHERE YOU CAN FIND MORE INFORMATION	23

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus.  You should not rely on any unauthorized information.  This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful.  The information in this prospectus is current as of the date

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to, any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning future production, reserves or other resource development opportunities; any projected well performance or economics, or potential joint ventures or strategic partnerships; any statements regarding future economic conditions or performance; any statements regarding future capital-raising activities; any statements of belief; and any statements of assumptions underlying any of the foregoing.

Forward-looking statements may include the words “may,” “should,” “could,” “estimate,” “intend,” “plan,” “project,” “continue,” “believe,” “expect” or “anticipate” or other similar words. These forward-looking statements present our estimates and assumptions only as of the date of this presentation. Except as required by law, we do not intend, and undertake no obligation, to update any forward-looking statement.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The factors impacting these risks and uncertainties include, but are not limited to:

●	availability of capital on an economic basis, or at all, to fund our capital needs;
●	failure to meet requirements under our credit agreements or debentures, which could lead to foreclosure of significant assets;
●	inability to address our negative working capital position;
●	the inability of management to effectively implement our strategies and business plans;
●	potential default under our secured obligations or material debt agreements;
●	estimated quantities and quality of oil and natural gas reserves;
●	exploration, exploitation and development results;
●	fluctuations in the price of oil and natural gas, including reductions in prices that would adversely affect our revenue, cash flow, liquidity and access to capital;
●	availability of, or delays related to, drilling, completion and production, personnel, supplies and equipment;
●	the timing and amount of future production of oil and gas;
●	the completion, timing and success of our drilling activity;
●	lower oil and natural gas prices negatively affecting our ability to borrow or raise capital, or enter into joint venture arrangements;
●	declines in the values of our natural gas and oil properties resulting in write-downs;
●	inability to hire or retain sufficient qualified operating field personnel;
●	increases in interest rates or our cost of borrowing;
●	deterioration in general or regional (especially Rocky Mountain) economic conditions;
●	the strength and financial resources of our competitors;
●
the occurrence of natural disasters, unforeseen weather conditions, or other events or circumstances that could impact our operations or could impact the operations of companies or contractors we depend upon in our operations;

●	inability to acquire or maintain mineral leases at a favorable economic value that will allow us to expand our development efforts;
●	inability to successfully develop the acreage we currently hold;
●	transportation capacity constraints or interruptions, curtailment of production, natural disasters, adverse weather conditions, or other issues affecting the DJ Basin;
●	technique risks inherent in drilling in existing or emerging unconventional shale plays using horizontal drilling and completion techniques;
●	delays, denials or other problems relating to our receipt of operational consents and approvals from governmental entities and other parties;
●	unanticipated recovery or production problems, including cratering, explosions, fires and uncontrollable flows of oil, gas or well fluids;
●	environmental liabilities;
●	operating hazards and uninsured risks;
●	unanticipated tax or other liabilities for which we have not reserved;
●	loss of senior management or technical personnel;
●
adverse local, state, or federal legislation or regulation that increases the costs of compliance, or adverse findings by a regulator with respect to existing operations, including those related to climate change and hydraulic fracturing;

●	changes in U.S. GAAP or in the legal, regulatory and legislative environments in the markets in which we operate; and
●	other factors, many of which are beyond our control.

Many of these factors are beyond our ability to control or predict. These factors are not intended to represent a complete list of the general or specific factors that may affect us.

For a detailed description of these and other factors that could cause actual results to differ materially from those expressed in any forward-looking statement, we urge you to carefully review and consider the disclosures made in the “Risk Factors” sections of our SEC filings, available free of charge at the SEC’s website (www.sec.gov).

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We are “incorporating by reference” specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. We incorporate by reference into this prospectus the documents listed below (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on April 17, 2013 and amended on April 30, 2013;
•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013 filed with the SEC on May 14, 2013; and
•
the description of our capital stock and the rights associated therewith included under the caption "Description of Securities—Description of Common Stock" in our registration statement on Form S-1 (File No. 333-164291), filed July 22, 2010 including exhibits, and as amended, which description has been incorporated by reference in Item 1 of our Registration Statement on Form 8-A filed with the SEC on October 28, 2011 (File No. 001-35330).

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website at http://www. recoveryenergyco.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings at no cost by writing or telephoning us at the office of our Corporate Secretary, 1900 Grant Street, Suite #720, Denver, CO 80203, 303-951-7920. Except for the documents incorporated by reference as noted above, we do not intend to incorporate into this prospectus any of the information included on our website.

SUMMARY

The following summary highlights information contained elsewhere in this prospectus or incorporated by reference in this prospectus. It does not contain all the information that may be important to you in making an investment decision.  You should read this entire prospectus carefully, including the documents incorporated by reference herein and annexed hereto, which are described under “Incorporation by Reference of Certain Documents,” and “Where You Can Find Additional Information.” You should also carefully consider, among other things, the matters discussed in the section titled “Risk Factors.”

Overview of Our Business

Recovery Energy, Inc. (NASDAQ: RECV), (“we,” “us,” “our,” “Recovery Energy,” “Recovery,” or the “Company”) is a Denver based independent oil and gas company engaged in the acquisition, drilling and production of oil and natural gas properties and prospects.  We were incorporated in August of 2007 in the State of Nevada as Universal Holdings, Inc.  In October 2009, we changed our name to Recovery Energy, Inc.

Our executive offices are located at 1900 Grant Street, Suite #720, Denver, Colorado 80203, and our telephone number is (303) 951-7920. Our web site is www.recoveryenergyco.com. Additional information which may be obtained through our web site does not constitute part of this annual report on Form 10-K. Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports are accessible free of charge at our website. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding our filings at www.sec.gov.

Our current operating activities are focused on the Denver-Julesburg Basin (“DJ Basin”) in Colorado, Wyoming and Nebraska.  Our business strategy is designed to maximize shareholder value by leveraging the knowledge, expertise and experience of our management team and via the future exploration and development of the approximate 127,000 net acres of developed and undeveloped acreage that are currently held by the Company, primarily in the northern DJ Basin.

We have developed and acquired an oil and natural gas base of proved reserves, as well as a portfolio of exploration and development prospects with conventional and non-conventional reservoir opportunities, with an emphasis on multiple producing horizons, in particular the Niobrara shale and Codell resource plays.  We believe these prospects offer the possibility of repeatable success allowing for meaningful production and reserve growth.  Our acquisition, development and exploration pursuits are principally directed at oil and natural gas properties in the DJ Basin in Colorado, Nebraska, and Wyoming.  Since early 2010, we have acquired and/or developed 29 producing wells.  As of March 31, 2013 we owned interests in approximately 143,000 gross (127,000 net) leasehold acres, of which 122,000 gross (107,000 net) acres are classified as undeveloped acreage and all of which are located in Colorado, Wyoming and Nebraska within the DJ Basin.  We intend to continue to evaluate and invest in internally generated prospects.  It is our long-term goal to maximize our DJ Basin acreage position through development drilling of our conventional horizons as well as development of our Niobrara shale and Codell resource potential.

It is our belief that the exploration and production industry’s most significant value creation occurs through the drilling of successful development wells and the enhancement of oil recovery in mature fields given appropriate economic conditions.  Our goal is to create significant value while maintaining a low cost structure. To achieve this, our business strategy includes the following elements:

Participation in development prospects in a known producing basin. We pursue prospects in the DJ Basin, where we can capitalize on our development and production expertise.  We intend to operate the majority of our properties and evaluate each prospect based on its geological and geophysical merits. We also expect to participate from time to time in development wells drilled by other industry participants on acreage operated by them in which we own an interest.

Negotiated acquisitions of properties. We acquire producing properties based on our knowledge of pricing cycles of oil and natural gas and available exploration and development opportunities of proved, probable and possible reserves.

Retain Operational Control and Significant Working Interest.  In our principal development targets, we typically seek to maintain operational control of our development and drilling activities.   As operator, we retain more control over the timing, selection and process of drilling prospects and completion design, which enhances our ability to maximize our return on invested capital and gives us greater control over the timing, allocation and amounts of capital expenditures.   We have continued to generally maintain high working interests in our DJ Basin undeveloped acreage, which maximizes our exposure to generated cash flows and increases in value as the properties are developed.  With operational control, we can also schedule our drilling program to satisfy most of our lease stipulations and continue to put our acreage into “held by production” status, thus eliminating leasehold expirations.  The majority of our acreage is contiguous which will permit efficiencies in drilling and production operations.

Leasing of Prospective Acreage.  In the course of our business, we identify drilling opportunities on properties that have not yet been leased.  At times, we take the initiative to lease prospective acreage and we may sell all or any portion of the leased acreage to other companies that want to participate in the drilling and development of the prospect acreage.

Controlling Costs. We seek to maximize our returns on capital by minimizing our expenditures on general and administrative expenses. We also minimize initial capital expenditures on geological and geophysical overhead, seismic data, hardware and software by partnering with cost efficient operators that have already invested capital in such. We also outsource some of our technical functions in order to help reduce general and administrative and capital requirements.

From time to time, we use commodity price hedging instruments to reduce our exposure to oil and natural gas price fluctuations and to help ensure that we have adequate cash flow to fund our debt service costs and capital programs. From time to time, we will enter into futures contracts, collars and basis swap agreements, as well as fixed price physical delivery contracts.  We intend to use hedging primarily to manage price risks and returns on certain acquisitions and drilling programs. Our policy is to consider hedging an appropriate portion of our production at commodity prices we deem attractive. In the future we may also be required by our lenders to hedge a portion of production as part of any financing. We do not currently have any commodity price hedging in place.

The majority of our leases on which we have identified reserves and production are subject to security interests held by the lenders under our secured term loans or holders of our 8% Senior Secured Convertible Debentures.  As discussed below, we have recently amended the terms of both the secured term loans and the 8% Senior Convertible Debentures to among other things, extend the maturity dates under both the term loans and the debentures, and reduce the interest rate and the level of minimum monthly payments under the term loans. We currently have $19.34 million outstanding under our term loans and $13.40 million outstanding under our debentures. In addition, at March 31, 2013 we had a working capital deficit of approximately $1.04 million, and approximately $3.63 million in current liabilities. We believe that the amendments referenced above provide us with significantly more flexibility in meeting our obligations. In addition, as discussed below, we have entered into an agreement with one of our existing debenture holders to invest at least $1.5 million in additional debentures on substantially the same terms as our existing senior secured debentures, with the possibility of an additional investment by our existing debenture holders of up to $3.5 million. We are aggressively exploring a number of other capital raising transactions aimed at improving our liquidity position in the long and short term, including asset sales, joint ventures and similar industry partnerships, asset monetization transactions, possible equity transactions, and other potential refinancing transactions with terms more favorable to us than those under the term loans and debentures. Our ability to fund some of our ongoing overhead, to meet our minimum principal and interest obligations and to fund our 2013 capital program is contingent on successfully raising additional capital via one or more of the above referenced transactions.

Recent Developments

In April 2013, we amended both our secured term loans and our 8% Senior Secured Convertible Debentures to extend their maturity dates to May 16, 2014.  In consideration for the extended maturity date of both loans and the reduced interest rate and minimum loan payment under the secured term loans, the Company will be required to provide both Hexagon and the holders of our debentures an additional security interest in 15,000 acres (or 30,000 acres in aggregate) of our undeveloped acreage. Additionally, pursuant to the amendment to our secured term loan, Hexagon has agreed to (i) reduce our interest rate from 15% to 10% beginning retroactively with March 2013, (ii) permit us to make interest-only payments for March, April, May, and June, after which time the minimum secured term loan payment will be $0.23 million or $0.19 million, depending on our ability to consummate the sale of certain of our assets by July 1, 2013, and (iii) forbear from exercising its rights under the term loan credit agreements for any breach that may have occurred prior to the amendment. In addition, we are required under the amendment to use our reasonable best efforts to pursue certain transactions to improve our financial condition, including the aforementioned sale of certain of our assets, an equity offering or similar capital-raising transaction, one or more joint venture development agreements, and an engineering study of certain of our producing properties to ascertain possible operations to enhance production from those properties. Pursuant to the debenture amendment, the Company and the debenture holders have agreed to waive any breach under the debentures that may have occurred prior to the date of the amendment.

On April 16, 2013, the Company entered into an agreement with one of its existing Debenture holders to issue up to an additional $5.0 million in additional debentures with substantially the same terms to the existing 8% Secured Convertible Debentures.  Under the terms of this agreement, the holder agreed to purchase up to $1.5 million of additional debentures on or before July 16, 2013. The funds associated with the initial issuance of debentures are expected to be used by the Company for the drilling and development of certain properties, and for general corporate purposes.

The Offering

The shares offered hereby consist of (a) 11,610,055 shares of common stock that may be offered for sale from time to time by the selling stockholders named herein under the heading “Selling Stockholders,” including (i) 4,783,313 shares issuable upon exercise of outstanding warrants, (ii) 3,152,947 shares issuable upon conversion of our 8% Senior Secured Debentures due May 16, 2014 (the “Debentures”), (iii) 1,963,334 shares acquired by the selling stockholders in private placement transactions, and (iv) 1,710,461 shares issued by us to certain of our current and former officers, directors and employees; and (b) 1,072,000 shares of common stock that may be offered by us to holders of the Debentures as interest payments in connection with the Debentures (at a conversion price equal to the fair market value of such shares on the date of the interest payment).

RISK FACTORS

Investing in our shares involves significant risks, including the potential loss of all or part of your investment.  These risks could materially affect our business, financial condition and results of operations and cause a decline in the market price of our shares.  You should carefully consider all of the information set forth in this prospectus and the documents incorporated by reference herein and annexed hereto, and, in particular, the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC, which are incorporated by reference into this prospectus, with your legal counsel, tax and financial advisors and/or accountants prior to purchasing our common stock. In addition to other matters identified or described by us from time to time in filings with the SEC, there are several important factors that could cause our future results to differ materially from historical results or trends, results anticipated or planned by us, or results that are reflected from time to time in any forward-looking statement. Some of these important factors, but not necessarily all important factors, include the following:

Risks Related to Our Company

Our current liquidity position presents a substantial risk that we will be unable to satisfy our current debt obligations. We currently have $19.16 million outstanding under our term loans and $13.40 million outstanding under our 8% Senior Secured Convertible Debentures due May 16, 2014.  Under the terms of the recent amendments to our secured term loans, beginning in July 2013 we will be required to make monthly payments of up to $0.23 million to our lender, Hexagon, and failure to make such payments could result in immediate acceleration of both the term loans and the debentures. The majority of our leases on which we have identified reserves are subject to security interests held by the lenders under our secured term loans or our debentures. As of March 31, 2013 we have a working capital deficit of approximately $1.26 million, and approximately $3.20 million in current liabilities, and therefore we will need to access additional capital in order to fund our operating costs for the year ending December 31, 2013. On April 16, 2013, the Company entered into an agreement with one of its existing Debenture holders to issue up to an additional $5.0 million in additional debentures with substantially the same terms to the existing 8% Secured Convertible Debentures.   Under the terms of this agreement, the holder agreed to purchase up to $1.5 million of additional debentures on or before July 16, 2013.  The funds associated with the initial issuance of debentures are expected to be used by the Company for the drilling and development of certain properties, and for general corporate purposes. We are pursuing a number of other capital raising transactions aimed at improving our liquidity position in the long and short term.

Our credit agreements mature on May 16, 2014, and our lender can foreclose on several of our properties if we do not pay off or refinance our $19.16 million of loans.  Our credit agreements, which mature on May 16, 2014, require us to make a minimum monthly payment of up to $0.23 million to Hexagon, our lender.  A substantial portion of our oil and gas properties, including many of our producing properties, are pledged as collateral for our credit agreements.  Failure to make a monthly payment, or to repay these loans at maturity, could cause a default under all three of the credit agreements, allowing Hexagon to foreclose on these properties.

Our 8% Senior Secured Debentures mature on May 16, 2014 and require monthly interest payments, and the debenture holders can foreclose on several of our properties if we default. A significant portion of our oil and gas properties, including producing properties that are not pledged as collateral to Hexagon, are pledged as collateral for our 8% Senior Secured Debentures.  An event of default under the debentures or under our term loan agreements with Hexagon would allow the lenders to foreclose on these properties.

Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under our indebtedness. As of March 31, 2013, our total outstanding debt under our credit agreements and convertible debentures equaled $32.56 million, including $19.16 million outstanding under our credit agreements with Hexagon. Our degree of leverage could have important consequences, including the following:

●
it may limit our ability to obtain additional debt or equity financing for working capital, capital expenditures, further exploration, debt service requirements, acquisitions and general corporate or other purposes;

●
a substantial portion of our cash flows from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes, including our operations, capital expenditures and future business opportunities;

●	the debt service requirements of other indebtedness in the future could make it more difficult for us to satisfy our financial obligations;
●	certain of our borrowings, including borrowings under our credit facility, are at variable rates of interest, exposing us to the risk of increased interest rates;
●
as we have pledged most of our oil and natural gas properties and the related equipment, inventory, accounts and proceeds as collateral for the borrowings under our credit facility, they may not be pledged as collateral for other borrowings and would be at risk in the event of a default thereunder;

●	it may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to our competitors that have less debt;
●
we are vulnerable in the present downturn in general economic conditions and in our business, and we will likely be unable to carry out capital spending and exploration activities in excess of those that are currently planned; and

●	we may from time to time be out of compliance with covenants under our term loan agreements, which will require us to seek waivers from our lenders, which may be difficult to obtain.

We may incur additional debt, including secured indebtedness, or issue preferred stock in order to maintain adequate liquidity and develop our properties to the extent desired. A higher level of indebtedness and/or preferred stock increases the risk that we may default on our obligations. Our ability to meet our debt obligations and to reduce our level of indebtedness depends on our future performance. General economic conditions, natural gas and oil prices and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control. Factors that will affect our ability to raise cash through an offering of our capital stock or a refinancing of our debt include financial market conditions, the value of our assets, the number of shares of capital stock we have authorized, unissued and unreserved and our performance at the time we need capital.

Currently, a significant portion of our revenue after field level operating expenses is required to be paid to Hexagon as debt service. The terms of our term loan agreements with Hexagon require us to pay a significant portion of our operating cash flow as debt service, and also include a minimum monthly debt service payment of up to $0.23 million beginning in July 2013. The existence of the minimum debt service requirement results in consistent negative cash flow, and threatens the Company’s ability to remain in business.  If we fail to make any such minimum payments, Hexagon may declare a default and accelerate the amounts due.  In that event, all of our debt, including the convertible debentures, would be in default.  In addition, failure to make the required monthly payment could result in the acceleration of all amounts under the credit agreements, and foreclosure on a significant number of our properties.  During the years ended December 31, 2012 and 2011, we paid $1.63 million and $0.84 million in principal and $3.21 million and $3.20 million in interest representing approximately 171% and 700% of our free cash flow from operations, respectively.

During the three months ended March 31, 2013 and 2012, we paid $0.64 million and $0.84 million in interest to Hexagon.  In 2011, Hexagon deferred the payment of approximately $2 million of revenue toward debt service.   In February 2012, we completed the sale of certain rights in our Grover Field property for $4.5 million, and in December 2012 we granted a four-year lease for the deep rights on approximately 6,300 net acres of our undeveloped acreage in the DJ Basin for approximately $1.5 million, of which $0.75 million was paid to Hexagon for an additional debt principal payment.  As of March 31, 2013, we had a working capital deficit of $1.26 million.  In April 2013, we amended our term loan agreements with Hexagon, reducing the interest rate from 15% to 10%, reducing the minimum monthly payments from $0.33 million to $0.23 million, and providing for interest-only payments for March through June 2013. Additionally, we will seek to obtain additional capital through the sale of our equity or debt securities, the successful deployment of our cash on hand, bank lines of credit, joint ventures, and project financing.  Consequently, there can be no assurance we will be able to obtain continued access to capital as and when needed or, if so, that the terms of any available financing will be subject to commercially reasonable terms.  If we are unable to access additional capital in significant amounts as needed, we may not be able to develop our current prospects and properties, may have to forfeit our interest in certain prospects and may not otherwise be able to develop our business. In such an event, our business and our stock price could be materially adversely affected.

Our largest stockholder and primary lender has the power to significantly influence the future of our Company. Our largest stockholder, Hexagon, is also our primary lender. As of December 31, 2012, Hexagon beneficially owned approximately 2,675,000 shares of our common stock, or approximately 13.7% of our outstanding shares. Pursuant to our credit agreements with Hexagon and certain amendments thereto, Hexagon has certain rights, including the right to designate a member of our Board of Directors and consent rights over certain types of actions. Consequently, Hexagon has the power to influence matters requiring approval by our stockholders, including the election of directors, and the approval of mergers and other significant corporate transactions. This concentration of ownership, along with the restrictive covenants contained in our credit agreements with Hexagon, may make it more difficult for other stockholders to effect substantial changes in our Company, may have the effect of delaying, preventing or expediting, as the case may be, a change in control of our Company, and may make it difficult for other significant investors to provide financing we require in order to resolve our current liquidity issues. Hexagon also has the right to sell its Company stock if it chooses to do so and, as required by the terms of certain amendments to the credit agreements. In the event that Hexagon sells all or a substantial portion of its shares, it is possible that the market price of our stock could be adversely affected.

We have historically incurred losses and cannot assure investors as to future profitability. We have historically incurred significant losses from operations.  We had a cumulative deficit of approximately $106.22 million and $68.48 million as of December 31, 2012 and 2011, respectively.  During the three months ended March 31, 2013 and 2012, we had losses of $2.45 million and $7.13 million, respectively. Many of our properties are in the exploration stage, and to date we have established a limited volume of proved reserves on our properties.  Our ability to be profitable in the future will depend on successfully addressing our near-term capital need to refinance our indebtedness and fund our 2013 capital budget, and implementing our acquisition, exploration, development and production activities, all of which are subject to many risks beyond our control.  Even if we become profitable on an annual basis, we cannot assure you that our profitability will be sustainable or increase on a periodic basis.

We will require additional capital in order to achieve commercial success and, if necessary, to finance future losses from operations as we endeavor to build revenue, but we do not have any commitments to obtain such capital and we cannot assure you that we will be able to obtain adequate capital as and when required.  The business of oil and gas acquisition, drilling and development is capital intensive and the level of operations attainable by an oil and gas company is directly linked to and limited by the amount of available capital.  We believe that our ability to achieve commercial success and our continued growth will be dependent on our continued access to capital either through the additional sale of our equity or debt securities, bank lines of credit, project financing, joint ventures, sale or lease of undeveloped acreage, or cash generated from oil and gas operations.

We do not have a significant operating history and, as a result, there is a limited amount of information about us on which to make an investment decision.  In January 2010, we acquired our first oil and gas prospects and received our first revenues from oil and gas production in February 2010.  In November 2012, our chairman and chief executive officer retired, and we appointed W. Phillip Marcum to the position of chairman and chief executive officer, and appointed A. Bradley Gabbard to the position of president (in addition to his existing position as chief financial officer). Accordingly, there is little operating history upon which to judge our business strategy, our management team or our current operations.

We have limited management and staff and will be dependent upon partnering arrangements. We had seven employees at the end of December 31, 2012.  We use the services of independent consultants and contractors to perform various professional services, including reservoir engineering, oil and gas well supervision, land, legal, environmental and tax services. We also pursue alliances with partners in the areas of geological and geophysical services and prospect generation, evaluation and prospect leasing. Our dependence on third party consultants and service providers creates a number of risks, including but not limited to:

●	the possibility that such third parties may not be available to us as and when needed; and
●	the risk that we may not be able to properly control the timing and quality of work conducted with respect to our projects.

If we experience significant delays in obtaining the services of such third parties or poor performance by such parties, our results of operations and stock price could be materially adversely affected.

The loss of our chief executive officer or our president and chief financial officer could adversely affect us. We are dependent on the experience of our executive officers to implement our operational objectives and growth strategy.  The loss of the services of either of these individuals could have a negative impact on our operations and our ability to implement our strategy.

In addition to acquiring producing properties, we may also grow our business through the acquisition and development of exploratory oil and gas prospects, which is the riskiest method of establishing oil and gas reserves.  In addition to acquiring producing properties, we may acquire, drill and develop exploratory oil and gas prospects that are profitable to produce.  Developing exploratory oil and gas properties requires significant capital expenditures and involves a high degree of financial risk.  The budgeted costs of drilling, completing, and operating exploratory wells are often exceeded and can increase significantly when drilling costs rise.  Drilling may be unsuccessful for many reasons, including title problems, weather, cost overruns, equipment shortages, and mechanical difficulties.  Moreover, the successful drilling or completion of an exploratory oil or gas well does not ensure a profit on investment.  Exploratory wells bear a much greater risk of loss than development wells.  We cannot assure you that our exploration, exploitation and development activities will result in profitable operations.  If we are unable to successfully acquire and develop exploratory oil and gas prospects, our results of operations, financial condition and stock price may be materially adversely affected.

If oil or natural gas prices decrease or exploration and development efforts are unsuccessful, wells in progress are deemed unsuccessful, or major tracts of undeveloped acreage expire, or other similar adverse events occur, we may be required to write-down the carrying value of our developed properties. We use the full cost method of accounting whereby all costs related to the acquisition and development of oil and natural gas properties are capitalized into a single cost center referred to as a full cost pool.  These costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling wells, completing productive wells, or plugging and abandoning non-productive wells, costs related to expired leases, or leases underlying  producing and non-producing wells, and overhead charges directly related to acquisition and exploration activities.  Under the full cost method of accounting, capitalized oil and natural gas property that comprise the full cost pool, less accumulated depletion and net of deferred income taxes, may not exceed an amount equal to the present value, discounted at 10%, of estimated future net revenues from proved oil and natural gas reserves.  This ceiling test is performed at least quarterly.  Should the capitalized costs of the full cost pool exceed this ceiling, we would recognize impairment expense.  During the year ended December 31, 2012, we recognized impairment expenses in the amount of approximately $26.66 million related to impairment of the carrying value of the developed properties that comprised the full cost pool.  Future write-downs could occur for numerous reasons, including, but not limited to reductions in oil and gas prices that lower the estimate of future net revenues from proved oil and natural gas reserves, revisions to reserve estimates, or from the addition of non-productive capitalized costs to the full cost pool that do not result in corresponding increase in oil and gas reserves.  Impairments of undeveloped acreage and plugging and abandonment of wells in progress are other areas where costs may be capitalized into the full cost pool, without any corresponding increase in reserve values; as such, these situations could result in future additional impairment expenses.

Hedging transactions may limit our potential gains or result in losses. In order to manage our exposure to price risks in the marketing of our oil and natural gas, from time to time, we may enter into derivative contracts that economically hedge our oil and gas price on a portion of our production.  These contracts may limit our potential gains if oil and natural gas prices were to rise substantially over the price established by the contract.  In addition, such transactions may expose us to the risk of financial loss in certain circumstances, including instances in which:

●	there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received;
●	our production and/or sales of oil or natural gas are less than expected;
●	payments owed under derivative hedging contracts come due prior to receipt of the hedged month’s production revenue; or
●	the other party to the hedging contract defaults on its contract obligations.

Hedging transactions we may enter into may not adequately protect us from declines in the prices of oil and natural gas.  In addition, the counterparties under our derivatives contracts may fail to fulfill their contractual obligations to us.

As of December 31, 2012 and March 31, 2013, we did not have any hedging arrangements in place, and therefore may be more adversely affected by changes in oil and natural gas prices than our competitors who engage in hedging transactions.

Our large inventory of undeveloped acreage and large percentage of undeveloped proved reserves may create additional economic risk.  Our success is largely dependent upon our ability to develop our large inventory of future drilling locations, undeveloped acreage and undeveloped reserves. As of December 31, 2012, approximately 42% of our total proved reserves and 83% of our total acreage were undeveloped.  To the extent our drilling results are not as successful as we anticipate, natural gas and oil prices decline, or sufficient funds are not available to drill these locations and reserves, we may not capture the expected or projected value of these properties. In addition, delays in the development of our reserves or increases in costs to drill and develop such reserves will reduce the PV-10 value of our estimated proved undeveloped reserves and future net revenues estimated for such reserves and may result in some projects becoming uneconomic.

We may have difficulty managing growth in our business, which could adversely affect our financial condition and results of operations.  Significant growth in the size and scope of our operations would place a strain on our financial, technical, operational and management resources.  The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrences of unexpected expansion difficulties, including the failure to recruit and retain experienced managers, geologists, engineers and other professionals in the oil and gas industry could have a material adverse effect on our business, financial condition and results of operations and our ability to timely execute our business plan.

The actual quantities and present value of our proved reserves may be lower than we have estimated. In addition, the present value of future net revenues from our proved reserves will not necessarily be the same as the current market value of our estimated oil and natural gas reserves.  This prospectus incorporates by reference our Annual Report on Form 10-K for the year ended December 31, 2012, which contains estimates of our proved oil and natural gas reserves and the estimated future net revenues from these reserves contained in our filings with the SEC.  The reserve estimate included in our annual report was prepared by our current reserve engineer consultant reviewed by our president, senior geologist, and principal accounting officer, and audited by RE Davis.  The process of estimating oil and natural gas reserves is complex and requires significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Accordingly, these estimates are inherently imprecise.  Actual future production, oil and natural gas prices, revenues, taxes, development and operating expenses, and quantities of recoverable oil and natural gas reserves most likely will vary from these estimates and vary over time.  Such variations may be significant and could materially affect the estimated quantities and present value of our proved reserves.  In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development drilling, results of secondary and tertiary recovery applications, prevailing oil and natural gas prices and other factors, many of which are beyond our control.  You should also not assume that our initial rates of production of our wells will lead to greater overall production over the life of the wells, or that early results suggesting lack of reservoir continuity will prove to be accurate.

You should not assume that the present value of future net revenues referred to in this prospectus is the current market value of our estimated oil and natural gas reserves.  In accordance with SEC requirements, the estimated discounted future net cash flows from proved reserves are generally based on the un-weighted average of the closing prices during the first day of each of the year preceding the end of the fiscal year.  Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate.  Any change in consumption by oil or natural gas purchasers or in governmental regulations or taxation will also affect actual future net cash flows.  The timing of both the production and the expenses from the development and production of our oil and natural gas properties will affect the timing of actual future net cash flows from proved reserves and their present value.  In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor nor does it reflect discount factors used in the market place for the purchase and sale of oil and natural gas.

Properties that we acquire may not produce oil or natural gas as projected, and we may be unable to determine reserve potential, identify liabilities associated with the properties or obtain protection from sellers against them, which could cause us to incur losses.   One of our growth strategies is to pursue selective acquisitions of undeveloped acreage oil and natural gas reserves.  If we choose to pursue an acquisition, we will perform a review of the target properties; however, these reviews are inherently incomplete.  Generally, it is not feasible to review in depth every individual property involved in each acquisition.  Even a detailed review of records and properties may not necessarily reveal existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and potential.  We may not perform an inspection on every well, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is undertaken.  Even when problems are identified, we may not be able to obtain effective contractual protection against all or part of those problems, and we may assume environmental and other risks and liabilities in connection with the acquired properties.

All of our producing properties and operations are located in the DJ Basin region, making us vulnerable to risks associated with operating in one major geographic area.  All of our estimated proved reserves at December 31, 2012, and all of our 2012, 2011 and 2010 sales were generated in the DJ Basin in southeastern Wyoming, northeastern Colorado and southwestern Nebraska.  As a result, we may be disproportionately exposed to the impact of delays or interruptions of production from these wells caused by transportation capacity constraints, curtailment of production, availability of equipment, facilities, personnel or services, significant governmental regulation, natural disasters, adverse weather conditions, plant closures for scheduled maintenance or interruption of transportation of oil or natural gas produced from the wells in this area.  In addition, the effect of fluctuations on supply and demand may become more pronounced within specific geographic oil and gas producing areas such as the DJ Basin, which may cause these conditions to occur with greater frequency or magnify the effect of these conditions.  Due to the concentrated nature of our portfolio of properties, a number of our properties could experience any of the same conditions at the same time, resulting in a relatively greater impact on our results of operations than they might have on other companies that have a more diversified portfolio of properties.  Such delays or interruptions could have a material adverse effect on our financial condition and results of operations.

The marketability of our production is dependent upon transportation and processing facilities over which we may have no control. The marketability of our production depends in part upon the availability, proximity and capacity of pipelines, natural gas gathering systems, rail service, and processing facilities. We deliver crude oil and natural gas produced from these areas through gathering systems and pipelines, some of which we do not own. The lack of availability of capacity on third-party systems and facilities could reduce the price offered for our production or result in the shut-in of producing wells or the delay or discontinuance of development plans for properties. Although we have some contractual control over the transportation of our production through firm transportation arrangements, third-party systems and facilities may be temporarily unavailable due to market conditions or mechanical reliability or other reasons, including adverse weather conditions. Activist or other efforts may delay or halt the construction of additional pipelines or facilities. Third-party systems and facilities may not be available to us in the future at a price that is acceptable to us. Any significant change in market factors or other conditions affecting these infrastructure systems and facilities, as well as any delays in constructing new infrastructure systems and facilities, could delay production, thereby harming our business and, in turn, our results of operations, cash flows, and financial condition.

Our ability to produce crude oil and natural gas economically and in commercial quantities could be impaired if we are unable to acquire adequate supplies of water for our drilling operations. Drilling activities require the use of water. For example, the hydraulic fracturing process requires the use and disposal of significant quantities of water. In certain areas, there may be insufficient local aquifer capacity to provide a source of water for drilling activities. Water must be obtained from other sources and transported to the drilling site. Our inability to secure sufficient amounts of water, or to dispose of or recycle the water used in our operations, could adversely impact our operations in certain areas.

Our success is influenced by oil, natural gas, and natural gas liquid prices in the specific areas where we operate, and these prices may be lower than prices at major markets.  Regional natural gas, condensate, oil and natural gas liquid prices may move independently of broad industry price trends. Because some of our operations are located outside major markets, we are directly impacted by regional prices regardless of Henry Hub, WTI or other major market pricing.

Unless we find new oil and gas reserves, our reserves and production will decline, which would materially and adversely affect our business, financial condition and results of operations. Producing oil and gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Thus, our future oil and gas reserves and production and, therefore, our cash flow and revenue are highly dependent on our success in efficiently obtaining reserves and acquiring additional recoverable reserves. We may not be able to develop, find or acquire reserves to replace our current and future production at costs or other terms acceptable to us, or at all, in which case our business, financial condition and results of operations would be materially and adversely affected.

Part of our strategy involves drilling in existing or emerging unconventional shale plays using available horizontal drilling and completion techniques. The results of our planned exploratory and development drilling in these plays are subject to drilling and completion technique risks and drilling results may not meet our expectations for reserves or production. As a result, we may incur material write-downs and the value of our undeveloped acreage could decline if drilling results are unsuccessful.  Unconventional operations involve utilizing drilling and completion techniques as developed by ourselves and our service providers.  Risks that we face while drilling include, but are not limited to, landing our wellbore in the desired drilling zone, staying in the desired drilling zone while drilling horizontally through the formation, running our casing the entire length of the wellbore and being able to run tools and other equipment consistently through the horizontal wellbore.  Risks that we face while completing our wells include, but are not limited to, being able to fracture stimulate the planned number of stages, being able to run tools the entire length of the wellbore during completion operations and successfully cleaning out the wellbore after completion of the final fracture stimulation stage.

Our experience with horizontal drilling utilizing the latest drilling and completion techniques specifically in the Niobrara is limited.  Ultimately, the success of these drilling and completion techniques can only be developed over time as more wells are drilled and production profiles are established over a sufficiently long time period. If our drilling results are less than anticipated or we are unable to execute our drilling program because of capital constraints, lease expirations, access to gathering systems and limited takeaway capacity or otherwise, and/or natural gas and oil prices decline, the return on our investment in these areas may not be as attractive as we anticipate and we could incur material write-downs of undeveloped properties and the value of our undeveloped acreage could decline in the future.

The unavailability or high cost of drilling rigs, equipment supplies or personnel could adversely affect our ability to execute our exploration and development plans.  The oil and gas industry is cyclical and, from time to time, there are shortages of drilling rigs, equipment, supplies or qualified personnel.  During these periods, the costs of rigs, equipment and supplies may increase substantially and their availability may be limited.  In addition, the demand for, and wage rates of, qualified personnel, including drilling rig crews, may rise as the number of rigs in service increases.  The higher prices of oil and gas during the last several years have resulted in shortages of drilling rigs, equipment and personnel, which have resulted in increased costs and shortages of equipment in the areas where we operate. If drilling rigs, equipment, supplies or qualified personnel are unavailable to us due to excessive costs or demand or otherwise, our ability to execute our exploration and development plans could be materially and adversely affected and, as a result, our financial condition and results of operations could be materially and adversely affected.

Covenants in our credit agreements impose significant restrictions and requirements on us.  Our three credit agreements contain a number of covenants imposing significant restrictions on us, including the maximum monthly payment requirement restrictions on our repurchase of, and payment of dividends on, our capital stock and limitations on our ability to incur additional indebtedness, make investments, engage in transactions with affiliates, sell assets and create liens on our assets. These restrictions may affect our ability to operate our business, to take advantage of potential business opportunities as they arise and, in turn, may materially and adversely affect our business, financial conditions and results of operations.

We could be required to pay liquidated damages to some of our investors if we fail to maintain the effectiveness of a prior registration statement.  We could default and accrue liquidated damages under registration rights agreements covering approximately 3.2 million shares of our common stock if we fail to maintain the effectiveness of a prior registration statement as required in the agreements.  In such case, we would be required to pay monthly liquidated damages of up to $0.23 million. The maximum aggregate liquidated damages are capped at $1.37 million.  If we do not make a monthly payment within seven days after the date payable, we are required to pay interest at an annual rate of 18% on the unpaid amount. If we default under the registration rights agreement and accrue liquidated damages, we could be required to either raise additional outside funds through financing or curtail or cease operations.

We are exposed to operating hazards and uninsured risks.  Our operations are subject to the risks inherent in the oil and natural gas industry, including the risks of:

●	fire, explosions and blowouts;
●	pipe failure;
●	abnormally pressured formations; and
●	environmental accidents such as oil spills, natural gas leaks, ruptures or discharges of toxic gases, brine or well fluids into the environment (including groundwater contamination).

These events may result in substantial losses to us from:

●	injury or loss of life;
●	severe damage to or destruction of property, natural resources and equipment;
●	pollution or other environmental damage;
●	clean-up responsibilities;
●	regulatory investigation;
●	penalties and suspension of operations; or
●	attorney's fees and other expenses incurred in the prosecution or defense of litigation.

We maintain insurance against some, but not all, of these risks.  We cannot assure you that our insurance will be adequate to cover these losses or liabilities.  We do not carry business interruption insurance. Losses and liabilities arising from uninsured or underinsured events may have a material adverse effect on our financial condition and operations.

The producing wells in which we have an interest occasionally experience reduced or terminated production.  These curtailments can result from mechanical failures, contract terms, pipeline and processing plant interruptions, market conditions and weather conditions.  These curtailments can last from a few days to many months.

We may be subject to risks in connection with acquisitions, and the integration of significant acquisitions may be difficult.   We periodically evaluate acquisitions of reserves, properties, prospects and leaseholds and other strategic transactions that appear to fit within our overall business strategy.  The successful acquisition of producing properties requires an assessment of several factors, including:

●	recoverable reserves;
●	future oil and natural gas prices and their appropriate differentials;
●	development and operating costs; and
●	potential environmental and other liabilities.

The accuracy of these assessments is inherently uncertain.  In connection with these assessments, we perform a review of the subject properties.  Our review will not reveal all existing or potential problems nor will it permit us to become sufficiently familiar with the properties to fully assess their deficiencies and potential recoverable reserves. Inspections may not always be performed on every well, and environmental problems are not necessarily observable even when an inspection is undertaken.  Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems.  We often are not entitled to contractual indemnification for environmental liabilities and acquire properties on an "as is" basis.

Significant acquisitions and other strategic transactions may involve other risks, including:

●	diversion of our management's attention to evaluating, negotiating and integrating significant acquisitions and strategic transactions;
●	challenge and cost of integrating acquired operations, information management and other technology systems and business cultures with those of ours while carrying on our ongoing business;
●	difficulty associated with coordinating geographically separate organizations;
●	challenge of attracting and retaining personnel associated with acquired operations; and
●
failure to realize the full benefit that we expect in estimated proved reserves, production volume, cost savings from operating synergies or other benefits anticipated from an acquisition, or to realize these benefits within the expected time frame.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of our business.  Members of our senior management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage our business.   If our senior management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer.

Prospects that we decide in which to participate may not yield oil or natural gas in commercially viable quantities or quantities sufficient to meet our targeted rate of return.  A prospect is a property in which we own an interest and have what we believe, based on available seismic and geological information, to be indications of oil or natural gas.  Our prospects are in various stages of evaluation, ranging from a prospect that is ready to be drilled to a prospect that will require substantial additional seismic data processing and interpretation.  There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion cost or to be economically viable.  The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities.  We cannot assure you that the analysis we perform using data from other wells, more fully explored prospects or producing fields will be useful in predicting the characteristics and potential reserves associated with our drilling prospects.

Our reserve estimates will depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in our reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves. The process of estimating oil and natural gas reserves is complex.  It requires interpretations of available technical data and many assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and the calculation of the present value of reserves shown in these reports.

In order to prepare reserve estimates in its reports, our independent petroleum consultant projected production rates and timing of development expenditures.  Our independent petroleum consultant also analyzed available geological, geophysical, production and engineering data.  The extent, quality and reliability of this data can vary and may not be in our control.  The process also requires economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds.  Therefore, estimates of oil and natural gas reserves are inherently imprecise.

Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves will most likely vary from our estimates.  Any significant variance could materially affect the estimated quantities and present value of our reserves.  In addition, our independent petroleum consultant may adjust estimates of proved reserves to reflect production history, drilling results, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

Risks Relating to the Oil and Gas Industry

Oil and natural gas prices are highly volatile, and our revenue, profitability, cash flow, future growth and ability to borrow funds or obtain additional capital, as well as the carrying value of our properties, are substantially dependent on prevailing prices of oil and natural gas.  Historically, the markets for oil and natural gas have been volatile.  These markets will likely continue to be volatile in the future.  The prices we receive for our production and the levels of our production depend on numerous factors beyond our control. These factors include the following:

●	changes in global supply and demand for oil and natural gas;
●	the actions of the Organization of Petroleum Exporting Countries (“OPEC”);
●	the price and quantity of imports of foreign oil and natural gas;
●	acts of war or terrorism;
●	political conditions and events, including embargoes, affecting oil-producing activity;
●	the level of global oil and natural gas exploration and production activity;
●	the level of global oil and natural gas inventories;
●	weather conditions;
●	technological advances affecting energy consumption;
●	the price and availability of alternative fuels; and
●	market concerns about global warming or changes in governmental policies and regulations due to climate change initiatives.

Volatile oil and natural gas prices make it difficult to estimate the value of producing properties for acquisition and often cause disruption in the market for oil and natural gas producing properties, as buyers and sellers have difficulty agreeing on such value.  Price volatility also makes it difficult to budget for and project the return on acquisitions and development and exploitation projects.

Our revenues, operating results, profitability and future rate of growth depend primarily upon the prices we receive for oil and, to a lesser extent, natural gas that we sell.  Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital.  In addition, we may need to record asset carrying value write-downs if prices fall.  A significant decline in the prices of natural gas or oil could adversely affect our financial position, financial results, cash flows, access to capital and ability to grow.

Our industry is highly competitive, which may adversely affect our performance, including our ability to participate in ready to drill prospects in our core areas.  We operate in a highly competitive environment. In addition to capital, the principle resources necessary for the exploration and production of oil and natural gas are:

●	leasehold prospects under which oil and natural gas reserves may be discovered;
●	drilling rigs and related equipment to explore for such reserves; and
●	knowledgeable personnel to conduct all phases of oil and natural gas operations.

We must compete for such resources with both major oil and natural gas companies and independent operators. Virtually all of these competitors have financial and other resources substantially greater than ours.  We cannot assure you that such materials and resources will be available when needed.  If we are unable to access material and resources when needed, we risk suffering a number of adverse consequences, including:

●	the breach of our obligations under the oil and gas leases by which we hold our prospects and the potential loss of those leasehold interests;
●	loss of reputation in the oil and gas community;
●	a general slowdown in our operations and decline in revenue; and
●	decline in market price of our common shares.

Legislative and regulatory initiatives related to global warming and climate change could have an adverse effect on our operations and the demand for oil and natural gas.   In December 2009, the EPA determined that emissions of carbon dioxide, methane and other “greenhouse gases” present an endangerment to public health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth’s atmosphere and other climatic changes.  Based on these findings, the EPA has begun adopting and implementing regulations to restrict emissions of greenhouse gases under existing provisions of the CAA.  The EPA recently adopted two sets of rules regulating greenhouse gas emissions under the CAA, one of which requires a reduction in emissions of greenhouse gases from motor vehicles and the other of which regulates emissions of greenhouse gases from certain large stationary sources.  The EPA has also adopted rules requiring the reporting of greenhouse gas emissions from specified large greenhouse gas emission sources in the United States on an annual basis, including petroleum refineries, as well as certain onshore oil and natural gas production facilities.

In addition, the United States Congress has from time to time considered adopting legislation to reduce emissions of greenhouse gases and almost one-half of the states have already taken legal measures to reduce emissions of greenhouse gases, primarily through the planned development of greenhouse gas emission inventories and/or regional greenhouse gas cap and trade programs.  Most of these cap and trade programs work by requiring major sources of emissions, such as electric power plants, or major producers of fuels, such as refineries and gas processing plants, to acquire and surrender emission allowances.  The number of allowances available for purchase is reduced each year in an effort to achieve the overall greenhouse gas emission reduction goal.

The adoption of legislation or regulatory programs to reduce emissions of greenhouse gases could require us to incur increased operating costs, such as costs to purchase and operate emissions control systems, to acquire emissions allowances or comply with new regulatory or reporting requirements.  Any such legislation or regulatory programs could also increase the cost of consuming, and thereby reduce demand for, the oil, NGLs, and natural gas we produce.  Consequently, legislation and regulatory programs to reduce emissions of greenhouse gases could have an adverse effect on our business, financial condition and results of operations.  Finally, it should be noted that some scientists have concluded that increasing concentrations of greenhouse gases in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, and floods and other climatic events.  If any such effects were to occur, they could have an adverse effect on our financial condition and results of operations.

Federal and state legislative and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays in the completion of oil and natural gas wells.

Hydraulic fracturing is an important and common practice that is used to stimulate production of natural gas and/or oil from dense subsurface rock formations.  The process involves the injection of water, sand and chemicals under pressure into the formation to fracture the surrounding rock and stimulate production.  We routinely use hydraulic fracturing techniques in many of our drilling and completion programs.  The process is typically regulated by state oil and natural gas commissions, but the EPA has asserted federal regulatory authority over certain hydraulic fracturing activities involving diesel fuel under the federal Safe Drinking Water Act.  In addition, legislation has been introduced before Congress to provide for federal regulation of hydraulic fracturing under the Safe Drinking Water Act and to require disclosure of the chemicals used in the hydraulic fracturing process.  Under the proposed legislation, this information would be available to the public via the internet, which could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater.   At the state level, some states have adopted, and other states are considering adopting legal requirements that could impose more stringent permitting, public disclosure or well construction requirements on hydraulic fracturing activities.  If new or more stringent federal, state, or local legal restrictions relating to the hydraulic fracturing process are adopted in areas where we operate, we could incur potentially significant added costs to comply with such requirements, experience delays or curtailment in the pursuit of exploration, development, or production activities, and perhaps even be precluded from drilling wells.

The White House Council on Environmental Quality is coordinating an administration-wide review of hydraulic fracturing practices and a committee of the U.S. House of Representatives has conducted an investigation of hydraulic fracturing practices. Furthermore, a number of federal agencies are analyzing, or have been requested to review, environmental issues associated with hydraulic fracturing. The EPA has commenced a study of the potential environmental effects of hydraulic fracturing on drinking water and groundwater, with final results expected by 2014. In addition, the U.S. Department of Energy is conducting an investigation into practices the agency could recommend to better protect the environment from drilling using hydraulic fracturing completion methods. The U.S. Department of the Interior is conducting a rule making, likely to result in new disclosure requirements and other mandates for hydraulic fracturing on federal lands. These ongoing studies, depending on their degree of pursuit and any meaningful results obtained, could spur initiatives to further regulate hydraulic fracturing under the Safe Drinking Water Act or other regulatory mechanisms.

We are subject to numerous laws and regulations that can adversely affect the cost, manner or feasibility of doing business.  Our operations are subject to extensive federal, state and local laws and regulations relating to the exploration, production and sale of oil and natural gas, and operating safety.  Future laws or regulations, any adverse change in the interpretation of existing laws and regulations or our failure to comply with existing legal requirements may result in substantial penalties and harm to our business, results of operations and financial condition.  We may be required to make large and unanticipated capital expenditures to comply with governmental regulations, such as:

●	land use restrictions;
●	lease permit restrictions;
●	drilling bonds and other financial responsibility requirements, such as plugging and abandonment bonds;
●	spacing of wells;
●	unitization and pooling of properties;
●	safety precautions;
●	operational reporting; and
●	taxation.

Under these laws and regulations, we could be liable for:

●	personal injuries;
●	property and natural resource damages;
●	well reclamation cost; and
●	governmental sanctions, such as fines and penalties.

Our operations could be significantly delayed or curtailed and our cost of operations could significantly increase as a result of regulatory requirements or restrictions.  We are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations.  It is also possible that a portion of our oil and gas properties could be subject to eminent domain proceedings or other government takings for which we may not be adequately compensated. See “Business and Properties—Government Regulations” for a more detailed description of our regulatory risks.

Our operations may incur substantial expenses and resulting liabilities from compliance with environmental laws and regulations.  Our oil and natural gas operations are subject to stringent federal, state and local laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection. These laws and regulations:

●	require the acquisition of a permit before drilling commences;
●
restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities, including new environmental regulations governing the withdrawal, storage and use of surface water or groundwater necessary for hydraulic fracturing of wells;

●	limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; and
●	impose substantial liabilities for pollution resulting from our operations.

Failure to comply with these laws and regulations may result in:

●	the assessment of administrative, civil and criminal penalties;
●	incurrence of investigatory or remedial obligations; and
●	the imposition of injunctive relief.

Changes in environmental laws and regulations occur frequently and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to reach and maintain compliance and may otherwise have a material adverse effect on our industry in general and on our own results of operations, competitive position or financial condition.  Under these environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release or contamination or if our operations met previous standards in the industry at the time they were performed.  Our permits require that we report any incidents that cause or could cause environmental damages. See “Business and Properties—Government Regulations” for a more detailed description of our environmental risks.

Risks Relating to Our Common Stock

There is a limited public market for our shares and we cannot assure you that an active trading market or a specific share price will be established or maintained. Our common stock trades on the Nasdaq Global Market, generally in small volumes each day.  The value of our common stock could be affected by:

●	actual or anticipated variations in our operating results;
●	changes in the market valuations of other oil and gas companies;
●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
●	adoption of new accounting standards affecting our industry;
●	additions or departures of key personnel;
●	sales of our common stock or other securities in the open market;
●	actions taken by our lenders or the holders of our convertible debentures;
●	changes in financial estimates by securities analysts;
●	conditions or trends in the market in which we operate;
●	changes in earnings estimates and recommendations by financial analysts;
●	our failure to meet financial analysts’ performance expectations; and
●	other events or factors, many of which are beyond our control.

In a volatile market, you may experience wide fluctuations in the market price of our securities.  These fluctuations may have an extremely negative effect on the market price of our common stock and may prevent you from obtaining a market price equal to your purchase price when you attempt to sell our common stock in the open market.  In these situations, you may be required either to sell at a market price which is lower than your purchase price, or to hold our common stock for a longer period of time than you planned.  An inactive market may also impair our ability to raise capital by selling shares of capital stock and may impair our ability to acquire other companies or oil and gas properties by using common stock as consideration.

Sales of a substantial number of shares of our common stock, or the perception that such sales might occur, could have an adverse effect on the price of our common stock. As of December 31, 2012, approximately 13.70% of our common stock was held by Hexagon, and five other investors hold more than 5%. Sales by Hexagon or our other large investors of a substantial number of shares of our common stock into the public market, or the perception that such sales might occur, could have an adverse effect on the price of our common stock.

We may issue shares of preferred stock with greater rights than our common stock. Our articles of incorporation authorize our board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from our stockholders. Any preferred stock that is issued may rank ahead of our common stock, in terms of dividends, liquidation rights and voting rights.

There may be future dilution of our common stock. To the extent options to purchase common stock under our employee and director stock option plans, outstanding warrants to purchase common stock are exercised or the price vesting triggers under the performance shares granted to our executive officers are satisfied, or additional shares of restricted stock are issued to our employees, holders of our common stock will experience dilution. As of December 31, 2012, we had outstanding options and warrants to purchase 5,638,900 shares of common stock at a weighted average exercise price of $7.00.  As of March 31, 2013, we had outstanding options and warrants to purchase 5,738,900 shares of common stock weighted average price of $6.99.  If we sell additional equity or convertible debt securities, such sales could result in increased dilution to our existing stockholders and cause the price of our outstanding securities to decline. Further, our convertible debentures, currently convertible into 3,152,941 shares of our common stock, include a full-ratchet anti-dilution provision that provides for the adjustment of the conversion price in the event we sell additional equity or convertible securities at a price that is below the $4.25 conversion price of the debentures.

We do not expect to pay dividends on our common stock. We have never paid dividends with respect to our common stock, and we do not expect to pay any dividends, in cash or otherwise, in the foreseeable future. We intend to retain any earnings for use in our business. In addition, the credit agreement relating to our credit facility prohibits us from paying any dividends and the indenture governing our senior notes restricts our ability to pay dividends. In the future, we may agree to further restrictions.

Our common stock is an unsecured equity interest in our Company. As an equity interest, our common stock is not secured by any of our assets. Therefore, in the event we are liquidated, the holders of the common stock will receive a distribution only after all of our secured and unsecured creditors have been paid in full. There can be no assurance that we will have sufficient assets after paying our secured and unsecured creditors to make any distribution to the holders of the common stock.

Securities analysts may not initiate coverage of our shares or may issue negative reports, which may adversely affect the trading price of the shares. We cannot assure you that securities analysts will cover our company. If securities analysts do not cover our company, this lack of coverage may adversely affect the trading price of our shares. The trading market for our shares will rely in part on the research and reports that securities analysts publish about us and our business.  If one or more of the analysts who cover our company downgrades our shares, the trading price of our shares may decline. If one or more of these analysts ceases to cover our company, we could lose visibility in the market, which, in turn, could also cause the trading price of our shares to decline.  Further, because of our small market capitalization, it may be difficult for us to attract securities analysts to cover our company, which could significantly and adversely affect the trading price of our shares.

Failure to maintain an effective system of internal control over financial reporting may have an adverse effect on our stock price. Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated by the Securities and Exchange Commission, or the SEC, to implement Section 404, we are required to furnish a report by our management to include in our annual report on Form 10-K regarding the effectiveness of our internal control over financial reporting. The report includes, among other things, an assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by management.

We may discover areas of our internal control over financial reporting which may require improvement. If we are unable to assert that our internal control over financial reporting is effective now or in any future period, or if our auditors are unable to express an opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our stock price.
USE OF PROCEEDS

We will not receive any proceeds from the sale or issuance of the shares of common stock offered by this prospectus.

SELLING STOCKHOLDERS

The persons listed in the following table plan to offer the shares shown opposite their respective names by means of this prospectus. The selling stockholders acquired their shares in the transactions described below.

Name of Selling Stockholder	Shares Owned	Shares Issuable upon Exercise of Warrants	Shares Issuable upon Conversion of Debentures	Shares to be Registered in This Offering	Share Ownership After Offering
A. Bradley Gabbard (1)	204,168	-	-	29,167	175,001
Apex Investment Holdings Limited (2)	5,834	23,334	-	23,334	5,834
Beau 8 LLC (3)	86,959	83,334	-	83,334	86,959
Bristol Capital Advisors Profit Sharing Plan (4)	-	20,834	-	20,834	-
Bristol Investment Fund, Ltd. (4)	-	60,000	-	60,000	-
Bruce B. White (5)	175,641	-	-	50,000	125,641
Bryan Ezralow 1994 Trust U/T/D 12/22/1994 (6)	135,025	80,000	-	80,000	135,025
C&R Leff Irrevocable Trust U/T/D 11/05/2007 (9)	-	3,334	-	3,334	-
Castle Bison, Inc. (10)	8,609	4,167	-	4,167	8,609
Charles B. Runnels Family Trust DTD 10-14-93, Charles B. Runnels & Amy Jo Runnels TTEES (11)	-	10,000	-	10,000	-
D. Kirk Edwards (5)	182,627	-	-	50,000	132,627
David Leff Family Trust U/T/D 02/03/1988 (12)	-	3,334	-	3,334	-
Elevado Investment Company, LLC (7)	50,348	26,667	85,091	111,758	50,348
Emerson Family Foundation (13)	60,000	40,000	-	40,000	60,000
Emerson Partners (13)	105,000	70,000	-	70,000	105,000
EMSE, LLC (7)	-	-	85,091	85,091	-
Eric Ulwelling (27)	66,667	-	-	16,667	50,000
EZ Colony Partners, LLC (8)	-	-	713,242	713,242	-
Ezralow Family Trust u/t/d 12/09/1980 (7)	2,994	-	37,780	37,780	2,994
Ezralow Marital Trust u/t/d 01/12/2002 (7)	2,041	-	45,865	45,865	2,041
FORT Properties, Inc. (15)	54,334	33,334	-	33,334	54,334
G. Tyler Runnels and Jasmine N. Runnels TTEES The Runnels Family Trust DTD 1-11-2000 (16)	707,483	83,334	117,648	200,982	707,483
Hexagon, LLC (17)	1,250,000	1,000,000	-	2,250,000	-
High Tide, LLC (18)	-	13,334	-	13,334	-
J. Steven Emerson	150,000	50,000	-	50,000	150,000
J. Steven Emerson IRA RO II Pershing LLC as Custodian (13)	236,657	70,000	-	87,500	219,157
J. Steven Emerson Roth IRA Pershing LLC as Custodian (13)	710,000	320,000	-	320,000	710,000
James (Whit) Childs (27)	19,167	-	-	5,000	14,167
James F. Heekin, Jr. TTEE Canyons Trust UAD 12/18/06 (19)	-	20,834	-	20,834	-
JMB Capital Partners Master Fund, L.P. (20)	-	833,334	-	833,334	-
John B. Davies	22,025	8,000	-	8,000	22,025
John B. Davies TTEE The Donald Killian III Family Trust UAD 10/23/07 (21)	4,192	4,167	-	4,167	4,192
Jonathan M. Glaser and Nancy Ellen Glaser, TTEES of the Jonathan & Nancy Glaser Family Trust DTD 12-16-98 (22)	-	66,667	536,456	603,123	-
Keith F. Carney	33,334	26,667	-	60,001	-
Labyrinth Enterprises LLC (34)	129,008	-	-	129,008	-
Marc Ezralow 1997 Trust U/T/D 11/26/1997 (14)	75,025	46,667	-	46,667	75,025
Marc Ezralow Irrevocable Trust U/T/D 06/01/04 (6)	40,025	26,667	-	26,667	40,025
Market Development Consulting Group, Inc. (23)	187,500	243,750	-	431,250	-
Marshall S. Ezralow Roth IRA Pershing LLC as Custodian (25)	80,025	53,334	-	53,334	80,025
Michael Domenick (27)	141,667	-	-	45,833	95,834
Paul L. Kessler IRA Rollover Pershing LLC as Custodian (4)	-	6,667	-	6,667	-
Potomac Investments, LLC (26)	50,000	200,000	-	250,000	-
Ralph Olson	-	4,167	-	4,167	-
Reiman Foundation (34)	245,992	-	-	245,992	-
Roger A. Parker (24)	1,375,000	-	-	1,375,000	-
Ruth Elder (27)	46,333	-	-	1,750	44,583
SPA Trust U/T/D 09/13/2004 (14)	40,025	26,667	-	26,667	40,025
Steven B. Dunn and Laura Dunn Revocable Trust (33)	1,138,909	416,667	470,589	887,256	1,138,909
Susan Roush (28)	-	6,250	-	6,250	-
T.R. Winston & Company, LLC (18)	319,017	27,800	94,118	171,918	269,017
The Muhl Family Trust DTD 10/11/95, Phillip E. Muhl and Kristin A. Muhl TTEES (29)	61,275	20,000	-	20,000	61,275
Timothy Poster (5)	101,940	-	-	75,615	26,325
W. Phillip Marcum (30)	161,429	-	-	61,429	100,000
Wallington Investment Holdings, Ltd. (31)	1,229,237	333,334	967,067	1,300,401	1,229,237
Western Regional Insurance Company, Inc. (32)	-	333,334	-	333,334	-
Winston 8 LLC (3)	86,959	83,334	-	83,334	86,959

(1)	President, Chief Financial Officer and a director of Recovery
(2)	Controlled by Peter Schlesinger
(3)	Controlled by Steven B. Dunn
(4)	Controlled by Paul Kessler
(5)	Director of Recovery
(6)	Controlled by Bryan Ezralow
(7)	Controlled by Marshall Ezralow, Marc Ezralow and Bryan Ezralow
(8)	Controlled by Marc Ezralow and Bryan Ezralow
(9)	Controlled by David Leff
(10)	Controlled by Raul Silvestre
(11)	Controlled by Charles B. Runnels, Jr.
(12)	Controlled by David Leff
(13)	Controlled by J. Steven Emerson
(14)	Controlled by Marc Ezralow
(15)	Controlled by Charles B. Runnels, III
(16)	Controlled by G. Tyler Runnels and Jasmine N. Runnels
(17)	Hexagon, LLC is our primary lender and is controlled by Scott J. Reiman.
(18)	Controlled by G. Tyler Runnels
(19)	Controlled by James F. Heekin
(20)	Controlled by Cyrus Hadidi
(21)	Controlled by John B. Davies
(22)	Controlled by Jonathan M. and Nancy Ellen Glaser
(23)	Provides investor services to us and is controlled by David Castaneda
(24)	Former chief executive officer and chairman of Recovery.
(25)	Controlled by Marshall Ezralow
(26)	Controlled by Ralph Olson
(27)	Employee of Recovery
(28)	Employee of Market Development Consulting Group, Inc. and received these warrants as compensation from her employer
(29)	Controlled by Phillip E. and Kristin A. Muhl.
(30)	Chief Executive Officer and a director of Recovery
(31)	Controlled by Pierre Caland
(32)	Controlled by Richard Merkin
(33)	Controlled by Steven B. Dunn and Laura Dunn
(34)	Controlled by Scott J. Reiman

PLAN OF DISTRIBUTION

We are registering 1,072,000 shares of our common stock to be offered by us to holders of the Debentures as interest payments in connection with the Debentures (at a conversion price equal to the fair market value of such shares on the date of the interest payment). These shares are not being offered to the public.

We are also registering (a) 11,610,055 shares of common stock for resale by selling stockholders, including (i) 4,783,313 shares issuable upon exercise of outstanding warrants, (ii) 3,152,947 shares issuable upon conversion of our 8% Senior Secured Debentures due May 16, 2014 (the “Debentures”), (iii) 1,963,334 shares acquired by the selling stockholders in private placement transactions, and (iv) 1,710,461 shares issued by us to our officers, directors and employees; and (b) 1,072,000  shares of common stock that may be offered by us to holders of the Debentures as interest payments in connection with the Debentures (at a conversion price equal to the fair market value of such shares on the date of the interest payment).

Each selling stockholder of the shares and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares covered hereby on the NASDAQ Global Market or any other stock exchange, market or trading facility on which our common stock is traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the shares or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling stockholders may also sell shares short and deliver these shares to close out their short positions, or loan or pledge the shares to broker-dealers that in turn may sell these shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

LEGAL MATTERS

Davis Graham & Stubbs LLP, Denver, Colorado, will pass upon the validity of the common stock on our behalf.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. Statements made in this prospectus regarding the contents of any contract or other documents are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. In addition, we are required to file periodic and current reports and other information with the SEC by reason of the registration of our senior notes under the Securities Act. For further information pertaining to us and to the common stock offered by this prospectus, reference is made to the registration statement and those periodic and current reports, including the exhibits and schedules thereto, copies of which may be inspected without charge at the Public Reference Room of the SEC at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information regarding the operation of the Public Reference Room. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information that is filed electronically with the SEC. The web site can be accessed at www.sec.gov.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other expenses of issuance and distribution.

The following expenses incurred in connection with the sale of the securities being registered will be borne by the Registrant. Other than the SEC registration fee and NASDAQ filing fee, the amounts stated are estimates.

SEC Registration Fee	$2,941
Legal Fees and Expenses	$25,000
Accounting Fees and Expenses	$5,000
Miscellaneous	$3,000
Total:	$35,941

Item 14. Indemnification of directors and officers.

The Registrant is incorporated under the laws of the State of Nevada.  The Nevada Revised Statutes provide that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer and his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person: (1) is not liable pursuant to NRS 78.138; or (2) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful.

In the case of actions brought by or in the right of the corporation, however, no indemnification may be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Section 78.751 of the Nevada Revised Statutes permits any discretionary indemnification under Section 78.7502 of the Nevada Revised Statutes, unless ordered by a court or advanced to a director or officer by the corporation in accordance with the Nevada Revised Statutes, to be made by a corporation only as authorized in each specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination of indemnification must be made (1) by the stockholders, (2) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (3) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or (4) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Our Articles of Incorporation provide for indemnification to the fullest extent permissible under Nevada law. They also provide for the payment of expenses of any person who is or was a director or officer of the Registrant, or, while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, association or other enterprise, who is deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Our By-Laws provide that we shall indemnify any person who is a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, association or other enterprise, who is deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

We maintain directors’ and officers’ insurance which, subject to certain exclusions, insures our directors and officers against certain losses which arise out of any neglect or breach of duty (including, but not limited to, any error, misstatement, act, or omission) by the directors or officers in the discharge of their duties, and insures us against amounts which we have paid or may become obligated to pay as indemnification to our directors and/or officers to cover such losses.

Item 15.  Recent Sales of Unregistered Securities.

The following information relates to all securities issued or sold by us within the past three years and not registered under the Securities Act. Each of the transactions described below was conducted in reliance upon the exemption from registration provided in Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder. Except where specifically noted, there were no underwriters employed in connection with any of the transactions set forth in this Item 15. All common stock share information is retroactively adjusted for the effect of a 4:1 reverse stock split that was effective October 19, 2011.

Investment Banking Agreement

On May 10, 2013, we entered into a one-year, non-exclusive investment banking agreement with T.R. Winston & Company LLC (“TR Winston”). The agreement provides for initial compensation to TR Winston in the amount of 100,000 common shares, and 250,000 common stock purchase warrants. In addition, the Company has agreed to issue an additional 650,000 common stock purchase warrants to TR Winston in the event the Company’s stockholders approve the expansion of the Company’s 2012 Equity Incentive Plan. All warrants will have a term of three years and a strike price of $4.25 per share. The investment banking agreement also provides for additional commissions and compensation in the event that TR Winston arranges a successful equity or debt financing during the term of the agreement.

Debentures

In February 2011, the Company completed a private placement of $8.40 million aggregate principal amount of the Debentures, secured by mortgages on several of our properties. Initially, the Debentures were convertible at any time at the holders' option into shares of our common stock at $9.40 per share, subject to certain adjustments, including the requirement to reset the conversion price based upon any subsequent equity offering at a lower price per share amount. Interest at an annualized rate of 8% is payable quarterly on each May 15, August 15, November 15 and February 15 in cash or, at the Company's option, in shares of common stock, valued at 95% of the volume weighted average price of the common stock for the 10 trading days prior to an interest payment date. The Company can redeem some or all of the Debentures at any time. The redemption price is 115% of principal plus accrued interest. If the holders of the Debentures elect to convert the Debentures, following notice of redemption, the conversion price will include a make-whole premium equal to the remaining interest through the 18 month anniversary of the original issue date of the Debentures, payable in common stock.

TR Winston acted as placement agent for the private placement and received $0.40 million of Debentures equal to 5% of the gross proceeds from the sale. The Company is amortizing the $0.40 million over the life of the loan as deferred financing costs. The Company amortized $0.02 million of deferred financing costs into interest expense during the three months ended March 31, 2013, and has $0.11 million of deferred financing cost to be amortized through May 2014.

In December 2011, the Company agreed to amend the Debentures to lower the conversion price to $4.25 from $9.40 per share. This amendment was an inducement consideration to the Debenture holders for their agreement to release a mortgage on certain properties so the properties could be sold. The sale of these properties was effective December 31, 2011, and a final closing occurred during the three months ended March 31, 2012.

On March 19, 2012, the Company entered into agreements with some of its existing Debenture holders to issue up to an additional $5.0 million in additional debentures (the “Supplemental Debentures”). Under the terms of the Supplemental Debenture agreements, proceeds derived from the issuance of Supplemental Debentures were used principally for the development of certain of the Company's proved undeveloped properties and other undeveloped acreage currently targeted by the Company for exploration, as well as for other general corporate purposes. Any new producing properties developed from the proceeds of Supplemental Debentures are to be pledged as collateral under a mortgage to secure future payment of the Debentures and Supplemental Debentures. All terms of the Supplemental Debentures are substantively identical to the Debentures. The Agreements also provided for the payment of additional consideration to the purchasers of Supplemental Debentures in the form of a proportionately reduced 5% carried working interest in any properties developed with the proceeds of the Supplemental Debenture offering.

In August 2012, the Company and holders of the Supplemental Debentures agreed to renegotiate the terms of the Supplemental Debenture offering. These negotiations concluded with the issuance of an additional $1.96 million of Supplemental Debentures. The August 2012 modifications to the Supplemental Debenture agreements increased the carried working interest from 5% to 10% and also provided for a one-year, proportionately reduced net profits interest of 15% in the properties developed with the proceeds of the Supplemental Debenture offering, as well as the next four properties to be drilled and developed by the Company.

On September 8, 2012, the Company issued 50,000 shares, valued at $0.23 million, to T.R. Winston & Company LLC for acting as a placement agent of the Supplemental Debentures. The Company is amortizing the $0.23 million over the life of the loan as deferred financing costs. The Company amortized $0.03 million of deferred financing costs into interest expense during the three months ended March 31, 2013, and has $0.15 million of deferred financing costs to be amortized through May 2014.

In April 2013, the holders of the Debentures agreed to extend their maturity date to May 16, 2014. In consideration for the extended maturity date the Company is required to provide them an additional security interest in 15,000 acres of our undeveloped acreage.

On April 16, 2013, the Company entered into an agreement with one of its existing Debenture holders to issue up to an additional $5.0 million in additional debentures with substantially the same terms to the existing Debentures. Under the terms of this agreement, the holder has agreed to purchase up to $1.5 million of additional debentures on or before July 16, 2013. The funds associated with the initial issuance of debentures will be used by the Company for the drilling and development of certain properties, and for general corporate purposes.

Hexagon

The Company entered into three separate loan agreements with Hexagon in January, March and April 2010, each with an original maturity date of December 1, 2010.  We entered into a loan modification agreement on May 28, 2010, which extended the maturity date of the loans to December 1, 2011.  In consideration for extending the maturity of the loans, we issued 250,000 warrants to Hexagon, with an exercise price of $6.00 per share.  The loan modification agreement also required the Company to issue 250,000 five year warrants to purchase common stock at $6.00 per share to Hexagon if the Company did not repay the loans in full by January 1, 2011. Since the loans were not paid in full by January 1, 2011, the Company issued 250,000 additional warrants with an exercise price of $6.00 per share to Hexagon, which were valued at approximately $1.60 million in the aggregate.

Edward Mike Davis

We acquired most of our oil and gas properties from Edward Mike Davis, L.L.C. and Spottie, Inc., both owned by Edward Mike Davis. We paid for these acquisitions in a combination of cash and stock. As a result of these transactions, the Davis entities received an aggregate of 3,291,667 shares of our common stock. The specific transactions with the Davis entities are:

●	In December 2009, we entered into an acquisition agreement related to Wilke Field. Although the acquisition did not close, we issued 362,500 shares as a non-refundable deposit.
●	In March 2010, we acquired Albin Field for $6,000,000 cash and 137,500 shares of our common stock which we valued at approximately $412,500. Included in the acquisition were four producing wells.
●
In April 2010, we acquired State Line Field for $15,000,000 cash and 625,000 shares of our common stock which we valued at approximately $1,875,000. Included in the acquisition were six producing wells and interests in 1240 acres.

●
In May 2010 we acquired approximately 60,000 acres located in Banner and Kimball Counties, Nebraska and Laramie and Goshen Counties, Wyoming for $20,000,000 cash and 500,000 shares of our common stock which we valued at $1,500,000.

●
In December 2010, we acquired approximately 33,800 undeveloped net acres located in Laramie County and Goshen County, Wyoming, and Banner County, Kimball County, and Scotts Bluff County, Nebraska, and rights below the base of the Greenhorn on approximately 23,000 undeveloped net acres in Laramie County and Goshen County, Wyoming, and Banner County and Kimball County, Nebraska for $8,000,000 in cash which was due to the sellers on or before December 20, 2010. We issued 1,666,667 shares of our common stock as security against the cash payment, which were to be returned to us upon the cash payment. We did not make the cash payment and the Davis entities kept the 1,666,667 shares of common stock.

As of December 31, 2012, Davis had sold substantially all of his Recovery stock.

2010 Private Placement

On June 3, 2010 we completed a private placement sale of 3,975,300 shares of our common stock with a group of accredited investors for $6.00 per share for gross proceeds of $23,851,800.   The purchasers also received an immediately exercisable five year warrant to purchase an additional share of common stock for $6.00 for each share of common stock purchased.  We entered into a registration rights agreement with the purchasers which requires us to register for resale the common stock and the shares of common stock issuable upon exercise of the warrants.  In connection with the private placement, our officers and directors entered into lock-up agreements pursuant to which they agreed not to sell any of our common stock or securities exchangeable or convertible into common stock beneficially owned by them until January 1, 2011.

On October 4, 2010, we completed the issuance of 853,500 shares of common stock upon the exercise of outstanding warrants to purchase common stock for $6.00 per share. We received gross proceeds of $5,121,000 from the exercise. The exercising warrant holders received new five-year $8.80 warrants, exercisable immediately, for the same number of shares as they purchased through exercise of their $6.00 warrants.

On April 5, 2011, we issued 287,833 shares of common stock upon the exercise of outstanding warrants to purchase common stock. We received gross proceeds of $1,790,001 from the exercise.

TR Winston acted as placement agent for the private placement and received compensation equal to 8% of the gross proceeds from the sale (not including the shares purchased by TR Winston described below) and an immediately exercisable five year warrant to purchase 588,934 shares of common stock for $6.00 per share.   In addition, TR Winston receives 8% of the proceeds paid to us upon exercise of the warrants issued to the purchasers in the private placement.  TR Winston also purchased 294,467 of the shares and received warrants to purchase 294,467 shares of common stock from its fees in connection with the private placement.

Other Transactions

On September 7, 2012, we granted a three-year warrant to purchase 600,000 shares of common stock of the Company at an exercise price of $5.00 per share (or $3,000,000 in the aggregate) in exchange for certain financial advisory and investment and/or investment banking services.  However, in connection with the termination of the relationship with the financial advisory firm, the warrant was forfeited in its entirety.

On May 10, 2012, we entered into a consulting agreement with Potomac Investments, Inc., under which we granted 100,000 shares of restricted common stock in exchange for Potomac’s performance of certain consulting services. In January 2013, we amended the agreement, extending the term for an additional twelve months and granting Potomac a warrant to purchase 200,000 shares of common stock at a strike price of $4.25 per share, subject to vesting restrictions.

In September 2011, we purchased certain oil and gas interests located in Weld County, Colorado. The purchase price was 28,500 shares of our common stock.

On June 14, 2010 we entered into a management consulting agreement with Market Development Consulting Group, Inc., known as MDC Group. MDC Group will assist our management in developing and executing its strategy on corporate finance, capital markets, investor relations and corporate communications. Under the consulting agreement MDC Group received 187,500 shares of our common stock, a five year warrant to purchase 187,500 shares of our common stock at $6.00 per share and a three year warrant to purchase 62,500 shares of our common stock at $6.00 per share. The consulting agreement is for three years and thereafter renews annually at a rate of $20,000 per month unless either party elects to terminate the agreement.

Also on June 14, 2010 we issued a three year warrant to purchase 12,500 shares of our common stock for $6.00 as compensation to Globe Media, which provides us with public relations services.

Item 16. Exhibits and Financial Statement Schedules.

a) Exhibits

The following exhibits are either filed herewith or incorporated herein by reference:

Exhibit No.	Description
2.1
Membership Unit Purchase Agreement by and among Recovery Energy, Lanny M. Roof, Judith Lee and Michael Hlvasa dated as of September 21, 2009 (incorporated herein by reference to Exhibit 10.1 from our current report filed on Form 8-K filed on September 22, 2009).

3.1	Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Form S-1 filed on July 28, 2008).
3.2	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to the Company’s current report on Form 8-K filed on June 18, 2010).
4.1	Warrant to Purchase Common Stock dated December 11, 2009 (incorporated by reference to Exhibit 4.2 to the Company’s current report filed on Form 8-K filed on December 17, 2009).
4.2	Recovery Energy, Inc. 2012 Equity Incentive Plan dated August 31, 2012 (incorporated by reference to Exhibit 4.1 to the Company’s current report filed on Form 8-K on September 5, 2012).
5.1	Legal Opinion of Davis Graham & Stubbs LLP.*
10.1
Cancellation agreements, dated September 21, 2009 between Universal Holdings, Inc. and two former shareholders (incorporated herein by reference to Exhibit 10.1 to the Company’s annual report on Form 10-K for the year ended December 31, 2010).

10.2
Credit Agreement with Hexagon Investments, LLC dated effective as of January 29, 2010 (incorporated herein by reference to Exhibit 10.12 to the Company’s current report filed on Form 8-K filed on March 4, 2010).

10.3
Promissory Note for financing with Hexagon Investments, LLC dated as of January 29, 2010 (incorporated herein by reference to Exhibit 10.13 to the Company’s current report filed on Form 8-K filed on March 4, 2010).

10.4	Nebraska Mortgage to Hexagon Investments, LLC dated as of January 29, 2010 (incorporated herein by reference to Exhibit 10.14 to the Company’s current report filed on Form 8-K filed on March 4, 2010).
10.5	Colorado Mortgage to Hexagon Investments, LLC dated as of January 29, 2010 (incorporated herein by reference to Exhibit 10.15 to the Company’s current report filed on Form 8-K filed on March 4, 2010).
10.6
Purchase and Sale Agreement with Edward Mike Davis, L.L.C. dated effective as of April 1, 2010 (incorporated herein by reference to Exhibit 10.16 to the Company’s current report filed on Form 8-K filed on March 25, 2010).

10.7
Credit Agreement with Hexagon Investments, LLC dated effective as of March 25, 2010 (incorporated herein by reference to Exhibit 10.17 to the Company’s current report filed on Form 8-K filed on March 25, 2010).

10.8
Promissory Note for financing with Hexagon Investments, LLC dated as of March 25, 2010 (incorporated herein by reference to Exhibit 10.18 to the Company’s current report filed on Form 8-K filed on March 25, 2010).

10.9	Nebraska Mortgage to Hexagon Investments, LLC dated as of March 25, 2010 (incorporated herein by reference to Exhibit 10.19 to the Company’s current report filed on Form 8-K filed on March 25, 2010).
10.10	Wyoming Mortgage to Hexagon Investments, LLC dated as of March 25, 2010 (incorporated herein by reference to Exhibit 10.20 to the Company’s current report filed on Form 8-K filed on March 25, 2010).
10.11
Purchase and Sale Agreement with Edward Mike Davis, L.L.C. for purchase of oil and gas properties dated as of April 1, 2010 (incorporated herein by reference to Exhibit 10.1 to the Company’s current report filed on Form 8-K filed on April 20, 2010).

10.12	Credit Agreement with Hexagon Investments, LLC dated as of April 14, 2010 (incorporated herein by reference to Exhibit 10.2 to the Company’s current report filed on Form 8-K filed on April 20, 2010).
10.13	Promissory Note with Hexagon Investments, LLC dated April 14, 2010 (incorporated herein by reference to Exhibit 10.3 to the Company’s current report filed on Form 8-K filed on April 20, 2010).
10.14
Warrant to Purchase Common Stock by Hexagon Investments, LLC dated April 14, 2010 (incorporated herein by reference to Exhibit 10.4 to the Company’s current report filed on Form 8-K filed on April 20, 2010).

10.15	Wyoming Mortgage to Hexagon Investments, LLC dated April 14, 2010 (incorporated herein by reference to Exhibit 10.5 to the Company’s current report filed on Form 8-K filed on April 20, 2010).
10.16	Securities Purchase Agreement dated as of April 26, 2020 (incorporated herein by reference to Exhibit 10.1 to the Company’s current report filed on Form 8-K filed on April 30, 2010).
10.17	Agreement with C.K. Cooper dated April 8, 2010 (incorporated herein by reference to Exhibit 10.1 to the Company’s current report filed on Form 8-K filed on May 4, 2010).
10.18	Purchase Agreement dated May 6, 2010 (incorporated herein by reference to Exhibit 10.1 to the Company’s current report filed on Form 8-K filed on May 12, 2010).
10.19	Promissory Note dated May 6, 2010 (incorporated herein by reference to Exhibit 10.2 to the Company’s current report filed on Form 8-K filed on May 12, 2010).
10.20	Security Agreement dated May 6, 2010 (incorporated herein by reference to Exhibit 10.3 to the Company’s current report filed on Form 8-K filed on May 12, 2010).
10.21
Purchase Agreement with Edward Mike Davis, L.L.C. and Spottie, Inc. dated May 15, 2010 (incorporated herein by reference to Exhibit 10.1 to the Company’s current report filed on Form 8-K filed on May 20, 2010).

10.22	Employment Agreement with Jeffrey A. Beunier (incorporated herein by reference to Exhibit 10.2 to the Company’s current report filed on Form 8-K filed on December 23, 2010).
10.23	Director Appointment Agreement with James Miller (incorporated herein by reference to Exhibit 10.3 to the Company’s current report filed on Form 8-K filed on May 20, 2010).
10.24	Form of Warrant Issued in Private Placement (incorporated herein by reference to Exhibit 4.1 to the Company’s current report filed on Form 8-K filed on June 4, 2010).
10.25	Warrant issued to Hexagon Investments, LLC (incorporated herein by reference to Exhibit 4.2 to the Company’s current report filed on Form 8-K filed on June 4, 2010).
10.26	Form of Securities Purchase Agreement (incorporated herein by reference to Exhibit 10.1 to the Company’s current report filed on Form 8-K filed on June 4, 2010).
10.27	Form of Registration Rights Agreement (incorporated herein by reference to Exhibit 10.2 to the Company’s current report filed on Form 8-K.
10.28	Form of Lockup Agreement (incorporated herein by reference to Exhibit 10.3 to the Company’s current report filed on Form 8-K filed on June 4, 2010).
10.29	Letter Agreement with Hexagon Investments, LLC (incorporated herein by reference to Exhibit 10.4 to the Company’s current report filed on Form 8-K filed on June 4, 2010).

10.30	Independent Director Appointment Agreement with Conway J. Schatz (incorporated herein by reference to Exhibit 10.2 to the Company’s current report filed on Form 8-K filed on June 7, 2010).
10.31	Consulting Agreement with Market Development Consulting Group, Inc. (incorporated herein by reference to Exhibit 10.1 to the Company’s current report filed on Form 8-K filed on June 18, 2010).
10.32	Five Year Warrant to Market Development Consulting Group, Inc. (incorporated herein by reference to Exhibit 10.2 to the Company’s current report filed on Form 8-K filed on June 18, 2010).
10.33	Three Year Warrant to Market Development Consulting Group, Inc. (incorporated herein by reference to Exhibit 10.3 to the Company’s current report filed on Form 8-K filed on June 18, 2010).
10.34	Warrant to Globe Media (incorporated herein by reference to Exhibit 10.4 to the Company’s current report filed on Form 8-K filed on June 18, 2010).
10.35	Registration Rights Agreement with Hexagon Investments, Inc. (incorporated herein by reference to Exhibit 10.5 to the Company’s current report filed on Form 8-K filed on June 18, 2010).
10.36	Stockholders Agreement with Hexagon Investments Incorporated (incorporated herein by reference to Exhibit 10.1 to the Company’s current report filed on Form 8-K filed on June 29, 2010).
10.37	Form of $2.20 Warrant Issued to Persons Exercising $1.50 Warrants (incorporated herein by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed on October 8, 2010).
10.38
Purchase Agreement with Edward Mike Davis, L.L.C. and Spottie, Inc. dated November 19, 2010 (incorporated herein by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed on November 26, 2010).

10.39	Put Option Agreement with Grandhaven Energy, LLC dated November 19, 2010 (incorporated herein by reference to Exhibit 10.2 to the Company’s current report on Form 8-K filed on November 26, 2010).
10.40	Warrant Issued to Hexagon Investments, LLC on January 1, 2011 (incorporated herein by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed on January 4, 2011).
10.41	Amendments to Hexagon Investments, LLC Promissory Notes (incorporated herein by reference to Exhibit 10.2 to the Company’s current report on Form 8-K filed on January 4, 2011).
10.42
Form of Convertible Debenture Securities Purchase Agreement dated February 2, 2011 (incorporated herein by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed on February 3, 2011).

10.43	Form of Convertible Debenture (incorporated herein by reference to Exhibit 10.2 to the Company’s current report on Form 8-K filed on February 3, 2011).
10.44	Purchase Agreement with Wapiti Oil & Gas, L.L.C. (incorporated herein by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed on February 24, 2011).
10.45	Amendments to three Credit Agreements with Hexagon, LLC, dated March 15, 2012 (incorporated herein by reference to Exhibit 10.55 to the Company’s annual report filed on Form 10-K on March 21, 2012).
10.46
Second Amendment to 8% Senior Secured Convertible Debentures dated March 19, 2012 (incorporated herein by reference to Exhibit 10.56 to the Company’s annual report filed on Form 10-K on March 21, 2012).

10.47
Securities Purchase Agreement for additional 8% Senior Secured Convertible Debentures dated March 19, 2012 (incorporated herein by reference to Exhibit 10.57 to the Company’s annual report filed on Form 10-K on March 21, 2012).

10.48	Form of 8% Senior Secured Convertible Debentures dated March 19, 2012 (incorporated herein by reference to Exhibit 10.58 to the Company’s annual report filed on Form 10-K on March 21, 2012).
10.49	Separation Agreement with Roger A. Parker dated as of November 15, 2012 (incorporated herein by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed on December 4, 2012).
10.50	Amendment to Securities Purchase Agreement dated August 7, 2012 (incorporated herein by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed on August 9, 2012).
10.51	Amendment to Securities Purchase Agreement dated August 7, 2012 (incorporated herein by reference to Exhibit 10.2 to the Company’s current report on Form 8-K filed on August 9, 2012).
10.52
Second Amendments to three Credit Agreements with Hexagon, LLC, dated July 31, 2012 (incorporated herein by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed on August 2, 2012).

10.53
Independent Director Appointment Agreement with W. Phillip Marcum dated April 27, 2012 (incorporated herein by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed on May 2, 2012).

10.54	Independent Director Appointment Agreement with Bruce B. White dated April 27, 2012 (incorporated herein by reference to Exhibit 10.2 to the Company’s current report on Form 8-K filed on May 2, 2012).
10.55
Amended and Restated Independent Director Appointment Agreement with Timothy N. Poster dated April 27, 2012 (incorporated herein by reference to Exhibit 10.32 to the Company’s current report on Form 8-K filed on June 1, 2010).

10.56	Amendment to 8% Senior Secured Convertible Debentures due February 8, 2014, dated April 15, 2013.
10.57	Fourth Amendment to Credit Agreement (First Credit Agreement), dated April 15, 2013.
10.58	Fourth Amendment to Credit Agreement (Second Credit Agreement), dated April 15, 2013.
10.59	Fourth Amendment to Credit Agreement (Third Credit Agreement), dated April 15, 2013.
14.1	Code of Ethics (incorporated herein by reference to Exhibit 14.1 to the Company’s annual report on Form 10-K for the year ended December 31, 2009).
21.1	List of subsidiaries of the registrant (incorporated herein by reference to Exhibit 21.1 to the Company’s registration statement on Form S-1 (333-164291).
23.1	Consent of Hein & Associates, LLP.
23.2	Consent of RE Davis.
23.3	Consent of Davis Graham & Stubbs LLP.*

________________________

*           To be filed by pre-effective amendment.

b) Financial statement schedules

Not applicable.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

●	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

●
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

●
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

●
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference in the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

●	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

●	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

●
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

●	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf, thereunto duly authorized, in the City of Denver, State of Colorado, on May 21, 2013.

RECOVERY ENERGY, INC.,
a Nevada corporation

By:	/s/ A. Bradley Gabbard
Name:	A. Bradley Gabbard
Title:	President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on May 21, 2013:

Name and Signature	Title

/s/ Eric Ulwelling	Principal Accounting Officer
Eric Ulwelling

*	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
W. Phillip Marcum

*	Director, President and Chief Financial Officer (Principal Financial Officer)
A. Bradley Gabbard

*	Director
D. Kirk Edwards

*	Director
Timothy N. Poster

*	Director
Bruce B. White

* The undersigned, by signing her name hereto, does sign and execute this Amendment No. 1 to the registration statement on Form S-1 pursuant to the Power of Attorney executed by the above-named officers and directors of Recovery Energy, Inc. and filed with the Securities and Exchange Commission on January 18, 2013.

By:	/s/ A. Bradley Gabbard
Name:	A. Bradley Gabbard
as Attorney-In-Fact

EXHIBITS INDEX

Exhibit No.	Description
2.1
Membership Unit Purchase Agreement by and among Recovery Energy, Lanny M. Roof, Judith Lee and Michael Hlvasa dated as of September 21, 2009 (incorporated herein by reference to Exhibit 10.1 from our current report filed on Form 8-K filed on September 22, 2009).

3.1	Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Form S-1 filed on July 28, 2008).
3.2	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to the Company’s current report on Form 8-K filed on June 18, 2010).
4.1	Warrant to Purchase Common Stock dated December 11, 2009 (incorporated by reference to Exhibit 4.2 to the Company’s current report filed on Form 8-K filed on December 17, 2009).
4.2	Recovery Energy, Inc. 2012 Equity Incentive Plan dated August 31, 2012 (incorporated by reference to Exhibit 4.1 to the Company’s current report filed on Form 8-K on September 5, 2012).
5.1	Legal Opinion of Davis Graham & Stubbs LLP.*
10.1
Cancellation agreements, dated September 21, 2009 between Universal Holdings, Inc. and two former shareholders (incorporated herein by reference to Exhibit 10.1 to the Company’s annual report on Form 10-K for the year ended December 31, 2010).

10.2
Credit Agreement with Hexagon Investments, LLC dated effective as of January 29, 2010 (incorporated herein by reference to Exhibit 10.12 to the Company’s current report filed on Form 8-K filed on March 4, 2010).

10.3
Promissory Note for financing with Hexagon Investments, LLC dated as of January 29, 2010 (incorporated herein by reference to Exhibit 10.13 to the Company’s current report filed on Form 8-K filed on March 4, 2010).

10.4	Nebraska Mortgage to Hexagon Investments, LLC dated as of January 29, 2010 (incorporated herein by reference to Exhibit 10.14 to the Company’s current report filed on Form 8-K filed on March 4, 2010).
10.5	Colorado Mortgage to Hexagon Investments, LLC dated as of January 29, 2010 (incorporated herein by reference to Exhibit 10.15 to the Company’s current report filed on Form 8-K filed on March 4, 2010).
10.6
Purchase and Sale Agreement with Edward Mike Davis, L.L.C. dated effective as of April 1, 2010 (incorporated herein by reference to Exhibit 10.16 to the Company’s current report filed on Form 8-K filed on March 25, 2010).

10.7
Credit Agreement with Hexagon Investments, LLC dated effective as of March 25, 2010 (incorporated herein by reference to Exhibit 10.17 to the Company’s current report filed on Form 8-K filed on March 25, 2010).

10.8
Promissory Note for financing with Hexagon Investments, LLC dated as of March 25, 2010 (incorporated herein by reference to Exhibit 10.18 to the Company’s current report filed on Form 8-K filed on March 25, 2010).

10.9	Nebraska Mortgage to Hexagon Investments, LLC dated as of March 25, 2010 (incorporated herein by reference to Exhibit 10.19 to the Company’s current report filed on Form 8-K filed on March 25, 2010).
10.10	Wyoming Mortgage to Hexagon Investments, LLC dated as of March 25, 2010 (incorporated herein by reference to Exhibit 10.20 to the Company’s current report filed on Form 8-K filed on March 25, 2010).
10.11
Purchase and Sale Agreement with Edward Mike Davis, L.L.C. for purchase of oil and gas properties dated as of April 1, 2010 (incorporated herein by reference to Exhibit 10.1 to the Company’s current report filed on Form 8-K filed on April 20, 2010).

10.12	Credit Agreement with Hexagon Investments, LLC dated as of April 14, 2010 (incorporated herein by reference to Exhibit 10.2 to the Company’s current report filed on Form 8-K filed on April 20, 2010).
10.13	Promissory Note with Hexagon Investments, LLC dated April 14, 2010 (incorporated herein by reference to Exhibit 10.3 to the Company’s current report filed on Form 8-K filed on April 20, 2010).
10.14
Warrant to Purchase Common Stock by Hexagon Investments, LLC dated April 14, 2010 (incorporated herein by reference to Exhibit 10.4 to the Company’s current report filed on Form 8-K filed on April 20, 2010).

10.15	Wyoming Mortgage to Hexagon Investments, LLC dated April 14, 2010 (incorporated herein by reference to Exhibit 10.5 to the Company’s current report filed on Form 8-K filed on April 20, 2010).
10.16	Securities Purchase Agreement dated as of April 26, 2020 (incorporated herein by reference to Exhibit 10.1 to the Company’s current report filed on Form 8-K filed on April 30, 2010).
10.17	Agreement with C.K. Cooper dated April 8, 2010 (incorporated herein by reference to Exhibit 10.1 to the Company’s current report filed on Form 8-K filed on May 4, 2010).
10.18	Purchase Agreement dated May 6, 2010 (incorporated herein by reference to Exhibit 10.1 to the Company’s current report filed on Form 8-K filed on May 12, 2010).
10.19	Promissory Note dated May 6, 2010 (incorporated herein by reference to Exhibit 10.2 to the Company’s current report filed on Form 8-K filed on May 12, 2010).
10.20	Security Agreement dated May 6, 2010 (incorporated herein by reference to Exhibit 10.3 to the Company’s current report filed on Form 8-K filed on May 12, 2010).
10.21
Purchase Agreement with Edward Mike Davis, L.L.C. and Spottie, Inc. dated May 15, 2010 (incorporated herein by reference to Exhibit 10.1 to the Company’s current report filed on Form 8-K filed on May 20, 2010).

10.22	Employment Agreement with Jeffrey A. Beunier (incorporated herein by reference to Exhibit 10.2 to the Company’s current report filed on Form 8-K filed on December 23, 2010).
10.23	Director Appointment Agreement with James Miller (incorporated herein by reference to Exhibit 10.3 to the Company’s current report filed on Form 8-K filed on May 20, 2010).
10.24	Form of Warrant Issued in Private Placement (incorporated herein by reference to Exhibit 4.1 to the Company’s current report filed on Form 8-K filed on June 4, 2010).
10.25	Warrant issued to Hexagon Investments, LLC (incorporated herein by reference to Exhibit 4.2 to the Company’s current report filed on Form 8-K filed on June 4, 2010).
10.26	Form of Securities Purchase Agreement (incorporated herein by reference to Exhibit 10.1 to the Company’s current report filed on Form 8-K filed on June 4, 2010).
10.27	Form of Registration Rights Agreement (incorporated herein by reference to Exhibit 10.2 to the Company’s current report filed on Form 8-K.
10.28	Form of Lockup Agreement (incorporated herein by reference to Exhibit 10.3 to the Company’s current report filed on Form 8-K filed on June 4, 2010).
10.29	Letter Agreement with Hexagon Investments, LLC (incorporated herein by reference to Exhibit 10.4 to the Company’s current report filed on Form 8-K filed on June 4, 2010).

10.30	Independent Director Appointment Agreement with Conway J. Schatz (incorporated herein by reference to Exhibit 10.2 to the Company’s current report filed on Form 8-K filed on June 7, 2010).
10.31	Consulting Agreement with Market Development Consulting Group, Inc. (incorporated herein by reference to Exhibit 10.1 to the Company’s current report filed on Form 8-K filed on June 18, 2010).
10.32	Five Year Warrant to Market Development Consulting Group, Inc. (incorporated herein by reference to Exhibit 10.2 to the Company’s current report filed on Form 8-K filed on June 18, 2010).
10.33	Three Year Warrant to Market Development Consulting Group, Inc. (incorporated herein by reference to Exhibit 10.3 to the Company’s current report filed on Form 8-K filed on June 18, 2010).
10.34	Warrant to Globe Media (incorporated herein by reference to Exhibit 10.4 to the Company’s current report filed on Form 8-K filed on June 18, 2010).
10.35	Registration Rights Agreement with Hexagon Investments, Inc. (incorporated herein by reference to Exhibit 10.5 to the Company’s current report filed on Form 8-K filed on June 18, 2010).
10.36	Stockholders Agreement with Hexagon Investments Incorporated (incorporated herein by reference to Exhibit 10.1 to the Company’s current report filed on Form 8-K filed on June 29, 2010).
10.37	Form of $2.20 Warrant Issued to Persons Exercising $1.50 Warrants (incorporated herein by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed on October 8, 2010).
10.38
Purchase Agreement with Edward Mike Davis, L.L.C. and Spottie, Inc. dated November 19, 2010 (incorporated herein by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed on November 26, 2010).

10.39	Put Option Agreement with Grandhaven Energy, LLC dated November 19, 2010 (incorporated herein by reference to Exhibit 10.2 to the Company’s current report on Form 8-K filed on November 26, 2010).
10.40	Warrant Issued to Hexagon Investments, LLC on January 1, 2011 (incorporated herein by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed on January 4, 2011).
10.41	Amendments to Hexagon Investments, LLC Promissory Notes (incorporated herein by reference to Exhibit 10.2 to the Company’s current report on Form 8-K filed on January 4, 2011).
10.42
Form of Convertible Debenture Securities Purchase Agreement dated February 2, 2011 (incorporated herein by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed on February 3, 2011).

10.43	Form of Convertible Debenture (incorporated herein by reference to Exhibit 10.2 to the Company’s current report on Form 8-K filed on February 3, 2011).
10.44	Purchase Agreement with Wapiti Oil & Gas, L.L.C. (incorporated herein by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed on February 24, 2011).
10.45	Amendments to three Credit Agreements with Hexagon, LLC, dated March 15, 2012 (incorporated herein by reference to Exhibit 10.55 to the Company’s annual report filed on Form 10-K on March 21, 2012).
10.46
Second Amendment to 8% Senior Secured Convertible Debentures dated March 19, 2012 (incorporated herein by reference to Exhibit 10.56 to the Company’s annual report filed on Form 10-K on March 21, 2012).

10.47
Securities Purchase Agreement for additional 8% Senior Secured Convertible Debentures dated March 19, 2012 (incorporated herein by reference to Exhibit 10.57 to the Company’s annual report filed on Form 10-K on March 21, 2012).

10.48	Form of 8% Senior Secured Convertible Debentures dated March 19, 2012 (incorporated herein by reference to Exhibit 10.58 to the Company’s annual report filed on Form 10-K on March 21, 2012).
10.49	Separation Agreement with Roger A. Parker dated as of November 15, 2012 (incorporated herein by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed on December 4, 2012).
10.50	Amendment to Securities Purchase Agreement dated August 7, 2012 (incorporated herein by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed on August 9, 2012).
10.51	Amendment to Securities Purchase Agreement dated August 7, 2012 (incorporated herein by reference to Exhibit 10.2 to the Company’s current report on Form 8-K filed on August 9, 2012).
10.52
Second Amendments to three Credit Agreements with Hexagon, LLC, dated July 31, 2012 (incorporated herein by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed on August 2, 2012).

10.53
Independent Director Appointment Agreement with W. Phillip Marcum dated April 27, 2012 (incorporated herein by reference to Exhibit 10.1 to the Company’s current report on Form 8-K filed on May 2, 2012).

10.54	Independent Director Appointment Agreement with Bruce B. White dated April 27, 2012 (incorporated herein by reference to Exhibit 10.2 to the Company’s current report on Form 8-K filed on May 2, 2012).
10.55
Amended and Restated Independent Director Appointment Agreement with Timothy N. Poster dated April 27, 2012 (incorporated herein by reference to Exhibit 10.32 to the Company’s current report on Form 8-K filed on June 1, 2010).

10.56	Amendment to 8% Senior Secured Convertible Debentures due February 8, 2014, dated April 15, 2013.
10.57	Fourth Amendment to Credit Agreement (First Credit Agreement), dated April 15, 2013.
10.58	Fourth Amendment to Credit Agreement (Second Credit Agreement), dated April 15, 2013.
10.59	Fourth Amendment to Credit Agreement (Third Credit Agreement), dated April 15, 2013.
14.1	Code of Ethics (incorporated herein by reference to Exhibit 14.1 to the Company’s annual report on Form 10-K for the year ended December 31, 2009).
21.1	List of subsidiaries of the registrant (incorporated herein by reference to Exhibit 21.1 to the Company’s registration statement on Form S-1 (333-164291).
23.1	Consent of Hein & Associates, LLP.
23.2	Consent of RE Davis.
23.3	Consent of Davis Graham & Stubbs LLP.1

________
 1 To be filed by pre-effective amendment.